UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Opiant Pharmaceuticals, Inc.

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Indivior PLC

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On February 16, 2023, Indivior PLC (“Indivior”) published a press release and related presentation materials announcing financial results for the period ended December 31, 2022. Indivior also hosted a conference call to discuss such results. During the earnings call, Indivior management referenced the proposed acquisition of Opiant Pharmaceuticals, Inc. (“Opiant”) by Indivior. As a result, Indivior may be deemed a participant in Opiant’s solicitation of Opiant’s shareholders. Therefore, Indivior files (i) a transcript of the relevant portion of the conference call, (ii) the press release, and (iii) the presentation materials as additional soliciting materials pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended.

Cautionary Statement Regarding Forward-Looking Statements

Statements included in these communications that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on our current beliefs and expectations. These forward-looking statements include, without limitation, statements regarding the proposed acquisition of Opiant, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These factors include risks and uncertainties related to, among other things: uncertainties as to the timing of the Merger; the possibility that competing acquisition proposals will be made; the inability to complete the Merger due to the failure to obtain Opiant’s stockholder adoption of the Merger Agreement or the failure to satisfy other conditions to completion of the Merger, including required regulatory clearances or approvals; the potential that the expected benefit and opportunities of the transaction, if completed, may not be realized or may take longer to realize than expected; the risk that OPNT003 does not receive FDA approval in the expected timeline, or at all; challenges inherent in product research and development, including uncertainty of clinical successes and obtaining regulatory approval and challenges to patents; the failure of the transaction to close for any other reason; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, customers, vendors and other business partners; the risk that stockholder litigation in connection with the Merger may result in significant delay or costs of defense, indemnification and liability; diversion of management’s attention from ongoing business concerns and other risks and uncertainties that may affect future results of the combined company, including the risks described in Indivior’s Annual Report and Accounts 2021 and Opiant’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2022.

All forward-looking statements are qualified in their entirety by this cautionary statement and neither Indivior or Opiant undertake any obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.

Transcript excerpt from Indivior Earnings Conference Call held February 16, 2023.

Q - Christian Glennie

Thank you. And then finally, if I can. I know the Opiant deal hasn’t gone through yet, but any comment on a couple of things as it relates ‘003 [OPNT003 - Nasal Nalmefene for Opioid Overdose Reversal]. The likely move of NARCAN to OTC, does the Advisory Committee overnight in favor of that shift the potential impact of that as it relates to ‘003? And then just to clarify what you said on ‘003, assuming approval launch second half of the year or even into 2024, just to clarify what sort of — what are the things you need to get in place in order to start rolling out that launch? Why wouldn’t be — if it was ‘24 that would be a sort of six months preparation? Thank you.

A - Mark Crossley

Certainly. And I applaud the expansion of all treatments to help patients that deal across the continuum of care. I mean, overdose is a horrible thing and with Naloxone and its safety profile, having that be OTC, we applaud that broad access to treatment.

As it relates to Opiant003, which is Nalmefene, we just don’t see the real impact with regards to the launch on that. For us this is a differentiated asset that has a quicker onset of action, we believe a quicker onset of action, a longer half-life, longer than fentanyl, and a stronger sort of indication that we think is suited towards the synthetic opioids like fentanyl that are kind of ravaging the drug supply. And so we think, in those first responders, which is where the vast majority of the volume is flowing today, we think it is going to be a great opportunity for them to use that for treatment of those patients. So we just — we don’t see a major impact.

As a result, as it relates to the timing of the launch; listen, we’ll get into this more once the acquisition is complete, but we do anticipate a second-half launch there in the majority of cases.

Q - Christian Glennie

Okay, thank you. That’s helpful.

A - Mark Crossley

Thanks, Christian.

February 16, 2023

FY 2022 Financial Results Announced – Executed Against Our Growth Strategy

• SUBLOCADE NR of $408m, +67% YOY

• Opiant Pharmaceuticals, Inc. Acquisition Expected to Close in Early March

• Additional US Listing On Track for this Spring

Period to Dec 31 (Unaudited)	Q4 2022 $m	Q4 2021 $m	% Change	FY 2022 $m	FY 2021 $m	% Change
Net Revenue (NR)	241	222	9%	901	791	14%
Operating (Loss)/Profit[1]	(258)	45	NM	(85)	213	NM
Net (Loss)/Income[1]	(183)	35	NM	(53)	205	NM
Diluted (LPS)/EPS1 2 ($)	$(1.34)	$0.23	NM	$(0.38)	$1.35	NM
Adjusted Basis
Adj. Operating Profit[3]	40	32	25%	212	187	13%
Adj. Net Income[3]	39	25	56%	169	140	21%
Adj. Diluted EPS2 3 ($)	$0.27	$0.17	59%	$1.16	$0.92	26%

1	Reflects an exceptional provision of $290m for legacy civil multidistrict antitrust litigation matters.
2

On October 10, 2022, Indivior PLC completed a 5:1 share consolidation. The Company’s basic and diluted weighted average number of shares outstanding, basic earnings per share, diluted earnings per share and adjusted earnings per share (basic and diluted) have been retrospectively adjusted to reflect the share consolidation in all the periods presented. See Note 6 for further discussion.

3

Adjusted Basis excludes the impact of exceptional items as referenced and reconciled in Notes 4 and 6. Adjusted results are not a substitute for, or superior to, reported results presented in accordance with International Financial Reporting Standards.

NM - Not meaningful

The ‘Company’ refers to Indivior PLC and the ‘Group’ refers to the Company and its consolidated subsidiaries.

Comment by Mark Crossley, CEO of Indivior PLC

“I am pleased to report another strong year of execution against our strategic priorities, resulting in double-digit underlying growth across our key financial metrics. We saw excellent momentum from our increased efforts to access the millions of opioid use disorder (OUD) patients in Organized Health Systems (OHS) and the U.S. Justice System. This helped SUBLOCADE® (buprenorphine extended-release) injection become our largest selling product with annual net revenue (NR) of $408 million, an increase of 67% versus 2021. At our Capital Markets Day in December, we increased our peak annual NR expectations for SUBLOCADE to more than $1.5 billion and reiterated our confidence in achieving peak annual NR for PERSERIS® (risperidone) extended-release injection for schizophrenia of $200 to $300 million. Additionally, because we are attempting to settle our outstanding legacy multidistrict antitrust litigation, we recorded a provision related to these matters.

Looking ahead, we expect 2023 to be another year of progress for Indivior, marked by continued strong NR growth of SUBLOCADE and PERSERIS, the planned integration of Opiant and the listing of our shares on NASDAQ. As a proven leader in addiction treatment and science, Indivior is well-positioned to deliver for patients and drive long term value creation for all our stakeholders. I believe our prospects have never been brighter.”

Initial mediation sessions in late January 2023 regarding legacy civil multidistrict antitrust litigation provided the Group with new information on the previously disclosed contingent liability. Accordingly, the Group recorded an exceptional provision of $290m in FY 2022. Because these matters are in various stages, Indivior cannot predict with any certainty how these matters will ultimately be resolved, or the costs, or timing of such resolution. In particular, any final aggregate costs of these matters, whether resolved by settlement or trial, may be materially different from this provision. The Group cannot predict with any certainty whether it will reach settlement with the antitrust claimants (refer to Note 12 for further information).

FY 2022 / Q4 2022 Financial Highlights

•	FY 2022 total net revenue (NR) of $901m increased 14% (FY 2021: $791m); Q4 2022 total NR of $241m increased 9% (Q4 2021: $222m). NR growth in each period was primarily driven by SUBLOCADE unit growth.

•

FY 2022 reported operating loss of $85m (FY 2021 reported operating profit: $213m); Q4 2022 reported operating loss of $258m (Q4 2021 reported operating profit: $45m). The losses in both periods are attributable to the aforementioned provision. On an adjusted basis, FY 2022 operating profit of $212m increased 13% (Adj. FY 2021: $187m) reflecting strong NR growth partially offset by increased sales and marketing expenses. Adj. Q4 2022 operating profit of $40m increased 25% (Adj. Q4 2021: $32m), reflecting strong NR growth.

•

FY 2022 reported net loss of $53m (FY 2021 reported net income: $205m); Q4 2022 reported net loss of $183m (Q4 2021 reported net income: $35m). On an adjusted basis, FY 2022 net income of $169m increased 21% (Adj. FY 2021 net income: $140m). Adj. Q4 2022 net income of $39m increased 56% (Adj. Q4 2021: $25m).

•	Cash and investments totaled $991m at the end of Q4 2022 (including $26m restricted for self-insurance) (FY 2021: $1,102m). Refer to Note 7 for investments and Notes 9 & 10 for obligations.

FY 2022 / Q4 2022 Operating Highlights

•

FY 2022 SUBLOCADE NR of $408m (+67% vs. FY 2021); Q4 2022 SUBLOCADE NR of $118m (+57% vs. Q4 2021 and +9% vs. Q3 2022). Strong growth reflected further OHS channel penetration and increased new US patient enrollments. FY 2022 US units dispensed were approx. 316,200 (+73% vs. FY 2021). Q4 2022 US units dispensed were approx. 93,000 units (+66% vs. Q4 2021 and +11% vs. Q3 2022). Total SUBLOCADE patients on a 12-month rolling basis at the end of Q4 2022 were approx. 82,500 (+68% vs. Q4 2021 and +12% vs. Q3 2022).

•	FY 2022 PERSERIS NR of $28m (+65% vs. FY 2021); Q4 2022 PERSERIS NR of $8m (+60% vs. Q4 2021 and unchanged vs. Q3 2022) reflected investment in national field force coverage.

•	FY 2022 SUBOXONE® (buprenorphine/naloxone) Film share averaged 20% (2021: 20%) and exited the year at 19% (2021: 22%).

•

Aelis Farma Phase 2b study of AEF0117 in the treatment of moderate to severe cannabis use disorder (ClinicalTrial.gov identifier: NCT05322941) continued to recruit patients. Results from the study are expected in 2024.

•

The Group’s acquisition of Opiant Pharmaceuticals, Inc. is expected to close in early March, subject to Opiant shareholder approval. The transaction has received required US government regulatory approvals.

US Listing

In September 2022, the Company received shareholder approval to additionally list its shares in the US. The Company has chosen NASDAQ as its trading venue. The listing is expected to take place in Spring 2023.

Share Repurchase Program

On May 3, 2022, Indivior announced a second share repurchase program of up to $100m. Reflecting the 5:1 share consolidation (completed on October 10, 2022), the Group repurchased and cancelled 4,792,710 Indivior ordinary shares, equivalent to approximately 3% of diluted shares outstanding, through December 31, 2022 at a daily weighted average purchase price of 1,537p. The cost was approximately $90m, which includes directly attributable transaction costs. Refer to Note 14 for further discussion.

FY 2023 Guidance

The Group is introducing the below guidance for FY 2023. Guidance excludes the impact of the pending completion of the acquisition of Opiant Pharmaceuticals, Inc.

Total FY 2023 expected NR range of $950m to $1,020m (+9% vs. FY 2022 at the mid-point), reflecting continued strong SUBLOCADE and PERSERIS growth and accelerated share erosion for US SUBOXONE Film.

•

SUBLOCADE FY 2023 expected NR range of $550m to $600m (+41% vs. FY 2022 at the mid-point), primarily based on strong penetration and growth in the OHS channel, including the US Justice system. This expected NR range is consistent with the Group’s expectation that SUBLOCADE will reach an annualized NR run rate of $1bn exiting FY 2025, and ultimately achieve peak annual NR of >$1.5bn.

•	PERSERIS FY 2023 expected NR range of $45m to $55m (+82% vs. FY 2022 at the mid-point), primarily based on continued progress with building national US awareness and prescription growth.

•

An accelerated rate of SUBOXONE Film market share decline, reflecting underlying erosion at a similar rate to the last two years (approximately 2 share points p.a.), together with the assumed impact from an approved fourth buprenorphine/naloxone sublingual film generic entering the US market in Q2 2023.

•	Adjusted gross margin expected to be in the low to mid 80% range, as the beneficial mix impact from increased SUBLOCADE NR is expected to be offset by cost inflation.

•	Adjusted SG&A expected to be in the range of $490m to $500m, primarily reflecting cost inflation and incremental commercial investments to accelerate access to SUBLOCADE in the US Justice System.

•	R&D expected to be in the range of $80m to $90m, primarily reflecting expenses related to ongoing SUBLOCADE long-term efficacy and safety studies, early-stage asset advancement and cost inflation.

•	Adjusted operating profit expected to be higher than FY 2022’s adjusted operating income of $212m, with year-over-year margin expansion.

•	Guidance assumes no material change in exchange rates for key currencies compared with FY 2022 average rates, notably USD/GBP and USD/EUR.

US OUD Market Update

In Q4 2022, the US buprenorphine medication-assisted treatment (BMAT) market grew in mid-single digits. The Group continues to expect long-term US market growth to be sustained in the mid- to high-single digit percentage range due to increased overall public awareness of the opioid epidemic and approved treatments, together with regulatory and legislative actions that have expanded OUD treatment funding and treatment capacity.

The December 29, 2022 enactment of the Consolidated Appropriations Act, 2023 (P.L. 117-328), including the Mainstreaming Addiction Treatment Act (MAT Act), eliminated the requirement for health care practitioners (HCP) to apply for a separate waiver through the Drug Enforcement Administration (DEA) to dispense certain treatments for maintenance or detoxification of patients with OUD, including buprenorphine. Historically, HCPs treating patients with OUD with buprenorphine had to undertake special additional registration, meet training requirements that did not apply to any other medicine class, and limit the number of patients they could treat. Indivior believes the elimination of these requirements as part of this legislation will help to normalize the chronic disease of addiction and expand access to evidence-based buprenorphine treatment. The Group supports efforts to encourage more HCPs to provide BMAT as a treatment option, and the Group continues to expand its compliance capabilities for the growing number of BMAT prescribers and patients.

Financial Performance FY 2022 and Q4 2022

Total NR in FY 2022 increased 14% to $901m (FY 2021: $791m) at actual exchange rates (+16% at constant exchange rates). In Q4 2022, total NR increased 9% at actual exchange rates (+11% at constant exchange rates) to $241m (Q4 2021: $222m).

US NR increased 21% in FY 2022 to $731m (FY 2021: $603m) and by 13% in Q4 2022 to $198m (Q4 2021: $176m). Strong year-over-year unit volume growth for SUBLOCADE and PERSERIS, along with underlying BMAT market growth were the principal drivers of the increase in both periods. Price changes were insignificant to changes in NR.

Rest of World (ROW) NR decreased 10% at actual exchange rates in FY 2022 to $170m (FY 2021: $188m) (+1% at constant exchange rates). In Q4 2022, ROW NR decreased 7% at actual exchange rates to $43m (Q4 2021: $46m) (+4% at constant exchange rates). In FY 2022 and in Q4 2022, positive contributions from product launches in new markets (SUBLOCADE / SUBUTEX Prolonged Release and SUBOXONE Film) were more than offset by unfavorable foreign currency translation and ongoing competitive pressure on legacy tablet products. FY 2022 and Q4 2022 SUBLOCADE / SUBUTEX® Prolonged Release NR in ROW were $27m and $8m (at actual exchange rates), respectively. NR at a constant exchange rate is an alternative performance measure used by Management to evaluate underlying performance of the business and is calculated by applying the FY 2021 exchange rate to NR in the currency of the foreign entity.

Gross margin as reported in FY 2022 was 82% (FY 2021: 84%) and 82% in Q4 2022 (Q4 2021: 83%). Gross margin declined slightly as expected in both FY 2022 and Q4 2022, reflecting a higher mix of less profitable government channels for SUBOXONE film in the US and some cost impacts from inflation.

SG&A expenses as reported in FY 2022 were $763m (FY 2021: $431m) and $431m as reported in Q4 2022 (Q4 2021: $132m). FY 2022 and Q4 2022 both included exceptional items of $296m for litigation provisions primarily related to the antitrust litigation and consumer protection claims. FY 2022 and Q4 2022 also included $6m and $2m, respectively, of exceptional legal and consulting costs incurred in preparation for the planned additional listing of Indivior shares on a US exchange. FY 2021 included exceptional costs of $6m due to a non-cash adjustment to the provision for ANDA litigation offset by release of provisions.

Excluding exceptional items, FY 2022 SG&A expense increased 8% to $461m (Adj. FY 2021: $425m). Excluding exceptional items, Q4 2022 SG&A expense was unchanged at $133m (Adj. Q4 2021: $133m). The increase in FY 2022 primarily reflects sales and marketing investments to grow the Group’s long-acting injectable products, SUBLOCADE and PERSERIS, along with cost inflation.

FY 2022 and Q4 2022 R&D expenses were $72m and $29m, respectively (FY 2021: $52m; Q4 2021: $19m). The increases over the year-ago periods reflect higher R&D activity for SUBLOCADE studies (safety and efficacy and Post Marketing Requirement (PMR) studies), process validation testing related to LAI capacity expansion and continued early-stage asset development.

FY 2022 and Q4 2022 net other operating income was $8m and $4m, respectively, (FY 2021: $32m; Q4 2021: $12m). Q4 2022 included a fair value gain on equity investments and FY 2022 included the net proceeds received from the out-licensing of nasal naloxone opioid overdose patents and a Directors’ & Officers’ insurance claim settlement that were recorded as exceptional other operating income. FY 2021 and Q4 2021 included $32m and $12m, respectively, of net exceptional benefits primarily due to the net proceeds received from the sale of the legacy TEMGESIC®/ BUPREX® / BUPREXX® (buprenorphine) franchise outside of North America and a Directors’ & Officers’ insurance claim settlement.

FY 2022 operating loss as reported was $85m (FY 2021 operating profit: $213m). Net exceptional costs of $297m are included in the current period. Net exceptional benefits of $26m were included in FY 2021. On an adjusted basis, FY 2022 adjusted operating profit increased 13% to $212m (FY 2021: $187m). The loss in FY 2022 on a reported basis primarily reflected the exceptional litigation provision. The increase in FY 2022 on an adjusted basis reflected strong NR growth partially offset by higher operating expenses, mainly related to increased sales and marketing investments to grow the Group’s long-acting injectable technologies, SUBLOCADE and PERSERIS, and higher R&D expenses.

Q4 2022 operating loss as reported was $258m (Q4 2021 operating profit: $45m). Exceptional costs of $298m are included in the current period while exceptional benefit items of $13m are included in Q4 2021. On an adjusted basis, Q4 2022 operating profit increased 25% to $40m (Adj. Q4 2021: $32m). The loss in Q4 2022 on a reported basis primarily reflected the exceptional litigation provision. The increase in Q4 2022 on an adjusted basis primarily reflected strong NR growth partially offset by higher operating expenses, principally increased R&D activity.

FY 2022 net finance expense as reported was $10m (FY 2021: $23m expense). The reduction in net finance expense reflected higher interest income earned on the Group’s investments and rising interest rates.

FY 2022 reported tax benefit was $42m, or a rate of 44% (FY 2021 tax benefit: $15m, -8%). FY 2022 adjusted tax expense was $33m, excluding the $75m tax benefit on exceptional items, an effective tax rate of 16%. FY 2021 adjusted tax expense amounted to $25m, excluding the $40m tax benefit on exceptional items, an effective tax rate of 15%. The Q4 2022 reported tax benefit was $73m, or a rate of 29% (Q4 2021: $4m, 10%). Q4 2022 adjusted tax expense was $3m, excluding the $76m tax benefit on exceptional items, an effective tax rate of 7%. The Q4 2022 adjusted tax rate was positively impacted by revaluation of deferred taxes for US state rate and nexus changes.

FY 2022 reported net loss was $53m (FY 2021 reported net income: $205m) primarily reflecting the exceptional litigation provision. Excluding the net after tax impact from exceptional items, FY 2022 adjusted net income increased 21% to $169m (Adj. FY 2021: $140m). The increase in net income on an adjusted basis primarily reflected higher NR partially offset by the increase in operating expense, primarily SG&A investments behind SUBLOCADE and PERSERIS. Q4 2022 net loss on a reported basis was $183m (Q4 2021 reported net income: $35m). On an adjusted basis excluding the net after-tax impact from exceptional items, Q4 2022 net income increased 56% to $39m (Adj. Q4 2021: $25m). Higher Q4 2022 net income on an adjusted basis was primarily due to strong NR growth and lower net finance expense.

Diluted (loss)/earnings per share were $(0.38) on a reported basis and $1.16 on an adjusted basis in FY 2022 (FY 2021: $1.35 earnings per share on a diluted basis and $0.92 earnings per share adjusted diluted basis). In Q4 2022, diluted (loss)/earnings per share were $(1.34) and adjusted diluted earnings per share were $0.27 (Q4 2021: $0.23 and $0.17 earnings per share on a diluted and adjusted diluted basis, respectively).

Balance Sheet & Cash Flow

Cash and investments totaled $991m at the end of Q4 2022 (including $26m restricted for self-insurance) (FY 2021: $1,102m). Cash generated from operations in FY 2022 was $63m (FY 2021: $395m). This included exceptional cash litigation settlement payments totaling $108m in H1 2022, partially offset by the return of surety bond cash collateral of $64m. Excluding these items, the remaining decrease in cash generated from operations was primarily due to the timing of settlement of trade payables. Gross borrowings, before issuance costs, were $246m at December 31, 2022 (ending FY 2021: $249m).

Net working capital, defined by management as inventory plus trade receivables, less trade and other payables, was negative $283m on December 31, 2022, versus negative $423m at the end of FY 2021. The change in the period was primarily the result of the timing of settlement of trade payables.

Net cash outflow from operating activities was $4m in FY 2022 (FY 2021 cash inflow: $353m) reflecting the changes in cash generated from operations and higher interest paid on the Group’s term loan facility, interest paid on settlement payments and income taxes paid in FY 2022 vs. income tax refunds received in FY 2021.

FY 2022 cash outflow from investing activities was $223m (FY 2021 cash outflow: $14m) which reflected the net investment in a portfolio of investment-grade debt and treasury securities. See Note 7 for further discussion on investments.

FY 2022 cash outflow from financing activities was $100m (FY 2021 cash outflow: $94m) which primarily reflected an increase in payments made for the Group’s share repurchase program.

R&D / Pipeline Update

Indivior’s quarterly R&D and pipeline update may be found here.

Risk Factors Update

The Board of Directors oversees the approach to risk management so that the principal risks, including those that would threaten the Group’s business model, future performance or viability, are effectively managed and/or mitigated. While the Group aims to identify and manage such risks, no risk management strategy can provide absolute assurance against loss.

The principal risks facing the Group have not significantly changed over the year and will be set out in the Group’s Annual Report for the 2022 financial year available in March 2023. However, as mentioned in Note 1, “Basis of Preparation and Accounting Policies”, and Note 12, “Legal Proceedings”, if the Group was found liable in the currently scheduled September 18, 2023 multidistrict litigation trial to any of the Plaintiffs and was unable to reduce the claimed damages of such Plaintiffs group or groups during such trial (or in any subsequent proceeding), which the Directors believe is beyond ‘severe but plausible’ (and therefore remote) within the going concern period, then its financial position, results and future cash flows could be materially adversely impacted. If the Group continues with mediation or other settlement discussions, it makes no guarantee as to whether any settlement can be reached and if so, what amounts, if any, it may agree to pay, or what amounts the Plaintiffs will demand. The set of principal risks should not be considered as an exhaustive list of all risks the Group faces.

Exchange Rates

The average and period end exchange rates used for the translation of currencies into US dollars that have most significant impact on the Group’s results were:

	Full Year to December 31, 2022	Full Year to December 31, 2021
GB £ period end	1.2083	1.3532
GB £ average rate	1.2386	1.3763
€ Euro period end	1.0698	1.1378
€ Euro average	1.0545	1.1840

Webcast Details

A live webcast presentation will be held on February 16, 2023 at 13:00 BST (8:00 am EDT) hosted by Mark Crossley, CEO. The details are below. All materials will be available on the Group’s website prior to the event at www.indivior.com.

Webcast link: https://edge.media-server.com/mmc/p/7wfjw5s4

Participants may access the presentation telephonically by registering with the following link:

https://register.vevent.com/register/BI6229b9170b5d4c04924cf0da6c6c7016

Registrants will have an option to be called back immediately prior to the call or be provided a call-in # with a unique pin code following their registration).

For Further Information

Investor Enquiries	Jason Thompson	VP, Investor Relations Indivior PLC	+1 804 402 7123 jason.thompson@indivior.com

	Tim Owens	Director, Investor Relations Indivior PLC	+1 804 263 3978 timothy.owens@indivior.com

Media Enquiries	Jonathan Sibun	Tulchan Communications US Media Inquiries	+44 (0)20 7353 4200 +1 804 594 0836 Indiviormediacontacts@indivior.com

Corporate Website www.indivior.com

This announcement does not constitute an offer to sell, or the solicitation of an offer to subscribe for or otherwise acquire or dispose of shares in the Group to any person in any jurisdiction to whom it is unlawful to make such offer or solicitation.

About Indivior

Indivior is a global pharmaceutical company working to help change patients’ lives by developing medicines to treat substance use disorders (SUD) and serious mental illnesses. Our vision is that all patients around the world will have access to evidence-based treatment for the chronic conditions and co-occurring disorders of SUD. Indivior is dedicated to transforming SUD from a global human crisis to a recognized and treated chronic disease. Building on its global portfolio of OUD treatments, Indivior has a pipeline of product candidates designed to both expand on its heritage in this category and potentially address other chronic conditions and co-occurring disorders of SUD, including alcohol use disorder and cannabis use disorder. Headquartered in the United States in Richmond, VA, Indivior employs more than 900 individuals globally and its portfolio of products is available in 39 countries worldwide. Visit www.indivior.com to learn more. Connect with Indivior on LinkedIn by visiting www.linkedin.com/company/indivior.

Important Cautionary Note Regarding Forward-Looking Statements

This announcement contains certain statements that are forward-looking. Forward-looking statements include, among other things, statements regarding the Indivior Group’s financial guidance for 2023 and its medium- and long-term growth outlook; expectations for NR levels for particular products; the pending acquisition of Opiant; expectations regarding the Group’s provisions, legal proceedings and matters, the planned additional US stock exchange listing; expected exceptional and recurring costs related to a US stock exchange listing; expected market growth rates; expected changes in market share; future exchange rates; operational goals; its product development pipeline and potential future products; ongoing litigation; and other statements containing the words “believe”, “anticipate”, “plan”, “expect”, “intend”, “estimate”, “forecast,” “strategy,” “target,” “guidance,” “outlook,” “potential”, “project”, “priority,” “may”, “will”, “should”, “would”, “could”, “can”, “outlook,” “guidance”, the negatives thereof, and variations thereon and similar expressions. By their nature, forward-looking statements involve risks and uncertainties as they relate to events or circumstances that may or may not occur in the future.

Actual results may differ materially from those expressed or implied in such statements because they relate to future events. Various factors may cause differences between Indivior’s expectations and actual results, including, among others, the material risks described in the most recent Indivior PLC Annual Report and in subsequent releases; our reliance on third parties to manufacture commercial supplies of most of our products, conduct our clinical trials and at times to collaborate on products in our pipeline; our ability to comply with legal and regulatory settlements, healthcare laws and regulations, requirements imposed by regulatory agencies and payment and reporting obligations under government pricing programs; the substantial litigation and ongoing investigations to which we are or may become a party; Risks related to the manufacture and distribution of our products, some of which are controlled substances; market acceptance of our products as well as our ability to commercialize our products and compete with other market participants; the uncertainties related to the development of new products, including through acquisitions, and the related regulatory approval process; our dependence on a small number of significant customers; our ability to retain key personnel or attract new personnel; our dependence on third-party payors for the reimbursement of our products and the increasing focus on pricing and competition in our industry; unintended side effects caused by the clinical study or commercial use of our products; our use of hazardous materials in our manufacturing facilities; our import, manufacturing and distribution of controlled substances; our ability to successfully execute acquisitions, partnerships, joint ventures, dispositions or other strategic acquisitions; our ability to protect our intellectual property rights and the substantial cost of litigation or other proceedings related to intellectual property rights; the risks related to product liability claims or product recalls; the significant amount of laws and regulations that we are subject to, including due to the international nature of our business; macroeconomic trends and other global developments such as the COVID-19 pandemic; the terms of our debt instruments, changes in our credit ratings and our ability to service our indebtedness and other obligations as they come due; changes in applicable tax rate or tax rules, regulations or interpretations and our ability to realize our deferred tax assets; and such other factors as set out in this press release.

Forward-looking statements speak only as of the date that they are made and should be regarded solely as our current plans, estimates and beliefs. Except as required by law, we do not undertake and specifically decline any obligation to update, republish or revise forward-looking statements to reflect future events or circumstances or to reflect the occurrences of unanticipated events.

Unaudited condensed consolidated income statement

For the three and twelve months ended December 31	Notes	Q4 2022 $m	Q4 2021 $m	FY 2022 $m	FY 2021 $m
Net Revenue	2	241	222	901	791
Cost of sales		(43)	(38)	(159)	(127)

Gross Profit		198	184	742	664

Selling, general and administrative expenses	3	(431)	(132)	(763)	(431)
Research and development expenses	3	(29)	(19)	(72)	(52)
Net other operating income	3	4	12	8	32

Operating (Loss)/Profit		(258)	45	(85)	213

Operating profit before exceptional items		40	32	212	187
Exceptional items	4	(298)	13	(297)	26

Finance income		10	1	19	4
Finance expense		(8)	(7)	(29)	(27)

Net Finance Income/(Expense)		2	(6)	(10)	(23)

Net finance income/(expense) before exceptional items		2	(6)	(10)	(22)
Exceptional items within finance expense	4	—	—	—	(1)

(Loss)/Profit Before Taxation		(256)	39	(95)	190

Income tax benefit/(expense)	5	73	(4)	42	15

Taxation before exceptional items		(3)	(1)	(33)	(25)
Exceptional items within taxation	4	76	(3)	75	40

Net (Loss)/Income		(183)	35	(53)	205

(Loss)/Earnings per ordinary share (in dollars)*
Basic (loss)/earnings per share	6	$(1.34)	$0.25	$(0.38)	$1.41
Diluted (loss)/earnings per share	6	$(1.34)	$0.23	$(0.38)	$1.35

*	Basic and diluted (loss)/earnings per share have been retrospectively adjusted to reflect the impact of the Company’s share consolidation. Refer to Note 6 for further details.

Unaudited condensed consolidated statement of comprehensive (loss)/income

For the three and twelve months ended December 31	Q4 2022 $m	Q4 2021 $m	FY 2022 $m	FY 2021 $m
Net (loss)/income	(183)	35	(53)	205
Other comprehensive income/(loss)
Items that may be reclassified to profit or loss in subsequent years:
Foreign currency translation adjustment, net	17	(1)	(19)	(7)

Other comprehensive income/(loss)	17	(1)	(19)	(7)

Total comprehensive (loss)/income	(166)	34	(72)	198

The notes are an integral part of these unaudited condensed consolidated financial statements.

Unaudited condensed consolidated balance sheet

	Notes	Dec 31, 2022 $m	Dec 31, 2021 $m
ASSETS
Non-current assets
Intangible assets		70	82
Property, plant and equipment		54	58
Right-of-use assets		31	37
Deferred tax assets	5	219	105
Investments	7	98	—
Other assets	8	38	106

		510	388

Current assets
Inventories		114	95
Trade receivables		220	202
Other assets	8	27	32
Current tax receivable	5	5	13
Investments	7	119	—
Cash and cash equivalents		774	1,102

		1,259	1,444

Total assets		1,769	1,832

LIABILITIES
Current liabilities
Borrowings	9	(3)	(3)
Provisions	10	(303)	(5)
Other liabilities	10	(79)	(61)
Trade and other payables	13	(617)	(720)
Lease liabilities		(8)	(8)
Current tax liabilities	5	(9)	(7)

		(1,019)	(804)

Non-current liabilities
Borrowings	9	(237)	(239)
Provisions	10	(5)	(76)
Other liabilities	10	(428)	(474)
Lease liabilities		(29)	(36)

		(699)	(825)

Total liabilities		(1,718)	(1,629)

Net assets		51	203

EQUITY
Capital and reserves
Share capital	14	68	70
Share premium		8	7
Capital redemption reserve		6	3
Other reserve		(1,295)	(1,295)
Foreign currency translation reserve		(39)	(20)
Retained earnings		1,303	1,438

Total equity		51	203

The notes are an integral part of these unaudited condensed consolidated financial statements.

Unaudited condensed consolidated statement of changes in equity

	Notes	Share capital $m	Share premium $m	Capital redemption reserve $m	Other reserve $m	Foreign currency translation reserve $m	Retained earnings $m	Total equity $m
Balance at January 1, 2021		73	6	—	(1,295)	(13)	1,311	82

Comprehensive income
Net income		—	—	—	—	—	205	205
Other comprehensive loss		—	—	—	—	(7)	—	(7)

Total comprehensive income		—	—	—	—	(7)	205	198

Transactions recognized directly in equity
Shares issued		—	1	—	—	—	—	1
Share-based plans		—	—	—	—	—	11	11
Settlement of tax on equity awards		—	—	—	—	—	(1)	(1)
Shares repurchased and cancelled	14	(3)	—	3	—	—	(101)	(101)
Taxation on share-based plans		—	—	—	—	—	13	13

Balance at December 31, 2021		70	7	3	(1,295)	(20)	1,438	203

Balance at January 1, 2022		70	7	3	(1,295)	(20)	1,438	203

Comprehensive loss
Net loss		—	—	—	—	—	(53)	(53)
Other comprehensive loss		—	—	—	—	(19)	—	(19)

Total comprehensive loss		—	—	—	—	(19)	(53)	(72)

Transactions recognized directly in equity
Shares issued		1	1	—	—	—	—	2
Share-based plans		—	—	—	—	—	16	16
Settlement of tax on equity awards		—	—	—	—	—	(10)	(10)
Shares repurchased and cancelled	14	(3)	—	3	—	—	(90)	(90)
Transfer to share repurchase liability		—	—	—	—	—	(9)	(9)
Taxation on share-based plans		—	—	—	—	—	11	11

Balance at December 31, 2022		68	8	6	(1,295)	(39)	1,303	51

The notes are an integral part of these unaudited condensed consolidated financial statements.

Unaudited condensed consolidated cash flow statement

For the twelve months ended December 31	2022 $m	2021 $m
CASH FLOWS FROM OPERATING ACTIVITIES
Operating (Loss)/Profit	(85)	213
Depreciation and amortization of property, plant and equipment and intangible assets	13	15
Depreciation of right-of-use assets	8	7
Gain on disposal of intangible assets	(1)	(20)
Share-based payments	16	11
Impact from foreign exchange movements	(3)	(3)
Settlement of tax on employee awards	(10)	(1)
Increase in trade receivables	(21)	(25)
Decrease in current and non-current other assets	72	16
Increase in inventories	(25)	(3)
(Decrease)/increase in trade and other payables	(98)	201
Increase/(Decrease) in provisions and other liabilities[1]	197	(16)

Cash generated from operations	63	395
Interest paid	(24)	(18)
Interest received	15	1
Exceptional tax refund	—	31
Taxes paid	(57)	(48)
Transaction costs related to debt refinancing	(1)	(8)

Net cash (outflow)/inflow from operating activities	(4)	353

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(5)	(4)
Purchase of investments	(245)	—
Maturity of investments	27	—
Purchase of intangible asset	(1)	(30)
Proceeds from disposal of intangible assets	1	20

Net cash outflow from investing activities	(223)	(14)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	—	250
Repayment of borrowings	(3)	(236)
Principal elements of lease payments	(9)	(8)
Shares repurchased and cancelled	(90)	(101)
Proceeds from the issuance of ordinary shares	2	1

Net cash outflow from financing activities	(100)	(94)

Exchange difference on cash and cash equivalents	(1)	(1)
Net (decrease)/increase in cash and cash equivalents	(327)	245
Cash and cash equivalents at beginning of the period	1,102	858

Cash and cash equivalents at end of the period	774	1,102

[1]

Changes in the line item provisions and other liabilities for FY 2022 include exceptional litigation settlement payments totaling $108m to the DOJ, DRL and RB (FY 2021: $10m to RB, $9m for DOJ related matters). $4m of interest paid on the DOJ Resolution in YTD 2022 has been recorded in the interest paid line item.

The notes are an integral part of these condensed consolidated financial statements.

Notes to the unaudited condensed consolidated financial statements

1. BASIS OF PREPARATION AND ACCOUNTING POLICIES

Indivior PLC (the ‘Company’) is a public limited company incorporated on September 26, 2014 and domiciled in the United Kingdom. In these unaudited condensed consolidated financial statements (‘Condensed Financial Statements’), reference to the ‘Group’ means the Company and all its subsidiaries.

The Condensed Financial Statements are unaudited and do not include all the information and disclosures required in the annual financial statements. Therefore the Condensed Financial Statements should be read in conjunction with the Group’s Annual Report and Accounts for the year ended December 31, 2021, which have been prepared in accordance with UK-adopted International Accounting Standards and in conformity with the Companies Act 2006 as applicable to companies reporting under those standards. These Condensed Financial Statements were approved for issue on February 15, 2023. In preparing these Condensed Financial Statements, the significant judgments made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements for the year ended December 31, 2021, except for in relation to ongoing litigation matters, whereby a judgment was previously taken to treat multidistrict antitrust class and state claims as a contingent liability and this judgment has now changed such that a provision has been recorded at December 31, 2022. This provision is deemed to be a significant estimate (see Notes 10 and 12 for further discussion).

In 2022, the Group purchased ordinary shares of a listed company and invested in a portfolio of investment-grade corporate debt and U.S. Treasury securities and has therefore adopted new accounting policies related to classification, and initial and subsequent recognition as disclosed in Note 7. As discussed in Notes 6 and 14, the Company effected a 5-for-1 share consolidation on October 10, 2022. Shareholders received 1 new Ordinary share with a nominal value of $0.50 each for every 5 previously existing Ordinary shares which had a nominal value of $0.10 each. The Company’s basic and diluted weighted average number of shares outstanding, basic (loss)/earnings per share, diluted (loss)/earnings per share and adjusted earnings per share (basic and diluted) have been retrospectively adjusted to reflect the share consolidation in all the periods presented.

The Directors have assessed the Group’s ability to maintain sufficient liquidity to fund its operations, fulfil financial and compliance obligations as set out in Note 10, and comply with the minimum liquidity covenant in the Group’s debt facility for the period to June 2024 (the going concern period). A base case model was produced reflecting:

•	Board approved budgets for the period;

•	the proposed acquisition of Opiant Pharmaceuticals, Inc. which is expected to complete in Q1 2023; and

•	settlement of liabilities and provisions in line with contractual or expected terms.

The Directors also assessed a ‘severe but plausible’ downside scenario which included the following key changes to the base case within the going concern period:

•	the risk that SUBLOCADE will not meet revenue growth expectations by modelling a 15% decline on forecasts;

•	an accelerated decline in sublingual product sales including reversion to generic analogues for SUBOXONE Film in the US; and

•	stress testing of payments from ongoing legal proceedings.

Under both the base case and the downside scenario, sufficient liquidity exists and is generated by the business such that all operational and covenant requirements are met for the going concern period. The Directors believe the near-term litigation outcomes can be appropriately managed; should this not be the case, the Group would take the cases to trial where it believes it has a strong case that would not merit material additional payments in the going concern periods. These risks were balanced against the Group’s current and forecast liquidity position as well as other mitigating measures available to the Group. As a result of the analysis described above, the Directors reasonably expect the Group to have adequate resources to continue in operational existence for at least one year from the approval of these Condensed Financial Statements and therefore consider the going concern basis to be appropriate for the accounting and preparation of these Condensed Financial Statements.

The financial information contained in this document does not constitute statutory accounts as defined in section 434 and 435 of the Companies Act 2006. The Group’s statutory financial statements for the year ended December 31, 2021, were approved by the Board of Directors on March 17, 2022, and delivered to the Registrar of Companies. The report of the auditors on those accounts was unqualified, did not contain an emphasis of matter paragraph and did not contain any statement under section 498 of the Companies Act 2006.

2. SEGMENT INFORMATION

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (‘CODM’). The CODM, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Chief Executive Officer (CEO). The Group is predominantly engaged in a single business activity, which is the development, manufacture, and sale of buprenorphine-based prescription drugs for treatment of opioid dependence and related disorders. The CEO reviews disaggregated net revenue on a geographical and product basis. Financial results are reviewed on a consolidated basis for evaluating financial performance and allocating resources. Accordingly, the Group operates in a single reportable segment.

Net revenue and non-current assets

Revenues are attributed to countries based on the country where the sale originates. The following tables represent net revenues from continuing operations and non-current assets, net of accumulated depreciation and amortization, by country. Non-current assets for this purpose consist of intangible assets, property, plant and equipment, right-of-use assets, investments, and other assets. Net revenues for the three and twelve months to and non-current assets as of December 31, 2022 and 2021 were as follows:

Net revenue:

For the three and twelve months ended December 31	Q4 2022 $m	Q4 2021 $m	FY 2022 $m	FY 2021 $m
United States	198	176	731	603
Rest of World	43	46	170	188

Total	241	222	901	791

On a disaggregated basis, the Group’s net revenue by major product line:

For the three and twelve months ended December 31	Q4 2022 $m	Q4 2021 $m	FY 2022 $m	FY 2021 $m
Sublingual/other	115	142	465	530
SUBLOCADE	118	75	408	244
PERSERIS	8	5	28	17

Total	241	222	901	791

Non-current assets:

	Dec 31, 2022 $m	Dec 31, 2021 $m
United States	65	133
Rest of World	226	150

Total	291	283

3. OPERATING EXPENSES AND NET OTHER OPERATING INCOME

The table below sets out selected operating costs and expense information:

Operating expenses

For the three and twelve months ended December 31	Q4 2022 $m	Q4 2021 $m	FY 2022 $m	FY 2021 $m
Research and development expenses	(29)	(19)	(72)	(52)

Selling and general expenses	(58)	(63)	(218)	(192)
Administrative expenses[1]	(373)	(69)	(545)	(239)

Selling, general, and administrative expenses	(431)	(132)	(763)	(431)

Depreciation, amortization, and impairment[2]	(3)	(3)	(13)	(13)

[1]	Administrative expenses include exceptional costs in the current period as outlined in Note 4.
[2]

Depreciation and amortization expense is included in research and development and selling, general and administrative expenses. Additionally, depreciation and amortization expense in FY 2022 of $8m (FY 2021: $9m) for ROU assets and intangibles is included within cost of sales.

Medical affairs functional costs are included in administrative and general expenses. Administrative and general expenses include exceptional items in the current and prior period as outlined in Note 4.

Net other operating income

For the three and twelve months ended December 31	Q4 2022 $m	Q4 2021 $m	FY 2022 $m	FY 2021 $m
Net proceeds from the sale of intangible assets	—	—	1	20
Directors’ and Officers’ insurance reimbursements	—	12	5	12
Fair value gain on equity investment	3	—	—	—
Other income	1	—	2	—

Net other operating income	4	12	8	32

Net other operating income is credited to the income statement as earned. See further discussion in Note 4 and Note 7.

4. EXCEPTIONAL ITEMS AND ADJUSTED RESULTS

Exceptional items

Where significant expenses or income occur that do not reflect the Group’s ongoing operations or the adjustment of which may help with the comparison to prior periods, these items are disclosed as exceptional items in the income statement. Examples of such items could include income or restructuring and related expenses from the reconfiguration of the Group’s activities and/or capital structure, impairment of current and non-current assets, gains and losses from the sale of intangible assets, certain costs arising as a result of significant and non-recurring regulatory and litigation matters, and certain tax related matters. Exceptional items are excluded from adjusted results consistent with the internal reporting provided to management and the Directors. Adjusted results are not measures defined by IFRS and are not a substitute for, or superior to, reported results presented in accordance with IFRS. Management performs a quantitative and qualitative assessment to determine if an item should be considered for exceptional treatment.

The table below sets out exceptional income/(expense) recorded in each period:

	Q4 2022	Q4 2021	FY 2022	FY 2021
For the three and twelve months ended December 31	$m	$m	$m	$m
Exceptional items within SG&A
Restructuring costs[1]	—	1	—	1
Legal expenses/provision[2]	(296)	—	(296)	18
ANDA litigation[3]	—	—	—	(24)
Debt refinancing[4]	—	—	—	(1)
US listing costs[5]	(2)	—	(6)	—

Total exceptional items within SG&A	(298)	1	(302)	(6)
Exceptional items within net other operating income
Net proceeds from disposal of intangible asset[6]	—	—	—	20
Insurance reimbursement[7]	—	12	5	12

Total exceptional items within other operating income	—	12	5	32
Exceptional items within net finance expense

Finance expense[4]	—	—	—	(1)

Total exceptional items within finance expense	—	—	—	(1)

Total exceptional items before taxes	(298)	13	(297)	25
Tax on exceptional items	58	(3)	57	(3)
Exceptional tax item[8]	18	—	18	43

Total exceptional items	(222)	10	(222)	65

1.

In 2020, cost saving actions were taken by the Group in response to ongoing challenges posed by COVID-19. In Q4 2021 the restructuring program concluded, and the remaining provision was released which resulted in an exceptional benefit of $1m.

2.

In Q4 2022, the Group recognized a provision for $290m related to certain multidistrict antitrust class and state claims (refer to Note 12, Legal proceedings for further discussion) and $6m to settle a dispute over reimbursement of legal costs with a supplier. In FY 2021, negotiation with DOJ-related plaintiffs led to a change in the Group’s provision for DOJ-related matters which resulted in a provision release of $18m.

3.

In FY 2021, upon conclusion of expert discovery, the Group increased the provision for intellectual property related matters—ANDA Litigation, to $73m, resulting in an exceptional charge for $24m. See Note 10 and 11 for further discussion.

4.

Debt refinancing costs in FY 2021 consist of advisory and legal fees incurred related to the Group’s debt refinancing. These costs are included in SG&A. Additionally, in FY 2021 the Group wrote-off $1m of unamortized deferred financing costs due to extinguishment and settlement of the previous term loan. These costs are included within finance expense.

5.	In FY 2022 and Q4 2022, the Group recognized $6m and $2m, respectively, of exceptional costs in preparation for a potential additional listing of Indivior shares on a major US exchange.
6.

In Q4 2021, the Group received net proceeds from the sale of the TEMGESIC / BUPREX / BUPREXX (buprenorphine) franchise outside of North America to Eumedica Pharmaceuticals AG for $19m. In FY 2021, the Group also received proceeds from the out-licensing of nasal naloxone opioid overdose patents for $1m.

7.	In FY 2022 and FY 2021, the Group recognized $5m and $12m exceptional other income related to Directors’ & Officers’ insurance reimbursement claims.
8.

Exceptional tax benefits recorded FY 2022 relate mainly to the impact of the re-measurement of certain deferred tax assets. See Note 5 for further discussion. Exceptional tax benefit recorded FY 2021 relates to the approval of tax credits by the Internal Revenue Service in relation to development credits for SUBLOCADE claimed for years 2014 to 2017, and the tax impact of settlement costs incurred with RB which were recorded in the prior year.

Adjusted results

Management believes adjusted results may be useful to investors as they exclude items which do not reflect the Group’s day-to-day operations or may help with comparisons to prior periods. Similar concepts of adjusted results are frequently used by securities analysts, investors and other interested parties in their evaluation of the Group and in comparison to other companies, many of which also present adjusted performance measures when reporting their results. Adjusted results have limitations as analytical tools. They are not recognized terms under IFRS and therefore do not purport to be an alternative to operating profit as a measure of operating performance. Adjusted results as presented by the Group are not necessarily comparable to similarly titled measures used by other companies. As a result, these performance measures should not be considered in isolation from, or as a substitute analysis for, the Group’s reported results presented in accordance with IFRS.

The tables below show the list of adjustments between the reported and adjusted results for both Q4/FY 2022 and Q4/FY 2021.

Reconciliation of operating (loss)/ profit to adjusted operating profit

	Q4 2022	Q4 2021	FY 2022	FY 2021
For the three and twelve months ended December 31	$m	$m	$m	$m
Operating (loss)/profit	(258)	45	(85)	213

Exceptional selling, general and administrative expenses	298	(1)	302	6
Exceptional net other operating income	—	(12)	(5)	(32)

Adjusted operating profit	40	32	212	187

Reconciliation of (loss)/profit before taxation to adjusted profit before taxation

	Q4 2022	Q4 2021	FY 2022	FY 2021
For the three and twelve months ended December 31	$m	$m	$m	$m
(Loss)/profit before taxation	(256)	39	(95)	190

Exceptional selling, general and administrative expenses	298	(1)	302	6
Exceptional net other operating income	—	(12)	(5)	(32)
Exceptional finance expense	—	—	—	1

Adjusted profit before taxation	42	26	202	165

Reconciliation of net (loss)/ income to adjusted net income

	Q4 2022	Q4 2021	FY 2022	FY 2021
For the three and twelve months ended December 31	$m	$m	$m	$m
Net (loss)/income	(183)	35	(53)	205

Exceptional selling, general and administrative expenses	298	(1)	302	6
Exceptional net other operating income	—	(12)	(5)	(32)
Exceptional finance expense	—	—	—	1
Tax on exceptional items	(58)	3	(57)	3
Exceptional tax item	(18)	—	(18)	(43)

Adjusted net income	39	25	169	140

5. TAXATION

In the twelve months ended December 31, 2022, the reported total tax benefit was $42m, or a rate of 44% (YTD 2021 tax benefit: $15m, -8%). The tax expense on FY 2022 adjusted profits amounted to $33m, excluding the $75m tax benefit on exceptional items, which represented an effective tax rate of 16%. The tax expense on FY 2021 adjusted profits amounted to $25m, excluding the $40m tax benefit on exceptional items, which represented an effective tax rate of 15%. The change in the effective tax rate on adjusted profits was primarily driven by the relative contribution to pre-tax income by taxing jurisdiction in the period.

The Group’s balance sheet at December 31, 2022 includes a current tax receivable of $5m (FY 2021: $13m), current tax liabilities of $9m (FY 2021: $7m), and deferred tax assets of $219m (FY 2021: $105m). The main increase in deferred tax assets is due to loss carryforwards in the UK, share-based compensation, and inventory in the US.

The Group recognizes deferred tax assets to the extent that sufficient future taxable profits are probable against which these future tax deductions can be utilized. At December 31, 2022, the Group’s net deferred tax assets of $219m relate primarily to net operating loss carryforwards, share-based compensation, inventory costs capitalized for tax purposes, litigation liabilities (including exceptional items that are not expected to recur), and other non-current temporary differences. Recognition of deferred tax assets is reliant on forecast taxable profits arising in the jurisdiction in which the deferred tax asset is recognized. The Group has assessed recoverability of deferred tax assets using Group-level budgets and forecasts consistent with those used for the assessment of viability and asset impairments, particularly in relation to levels of future net revenues. These forecasts are subject to similar uncertainties to those assessments. This is reviewed each quarter and, to the extent required, an adjustment to the recognized deferred tax asset may be made. With the exception of specific assets that are not currently considered realizable, Management have concluded full recognition of deferred tax assets to be appropriate and do not believe a significant risk of material change in their assessment exists in the next 12 months.

Other tax matters

In September 2022, the Company’s shareholders approved an additional listing in the US, which is expected to take place in Spring 2023. Once listed in the US, US tax laws limit deductibility of compensation for certain management roles. The Group currently carries approximately $12m of deferred tax assets that are not expected to be realized once the listing is complete. Approximately three-quarters of this amount will be charged to equity and one-quarter will be presented as an exceptional tax charge in the period the listing takes place, as a reversal of the original booking.

The enacted UK Statutory Corporation Tax rate is 19% for the year ended December 31, 2022. In March 2021, the UK Chancellor announced an increase in the corporation tax rate from 19% to 25% with effect from April 2023. The increase to the corporation tax rate was enacted in June 2021. A framework for the introduction of a global minimum effective tax rate of 15%, applicable to large multinational groups has been published. In July 2022, the UK Treasury released draft legislation to implement these rules with effect from April 2024. The Group is reviewing these draft rules to understand any potential impacts when ultimately enacted.

As a multinational group, tax uncertainties remain in relation to Group financing, intercompany pricing, the location of taxable operations and the tax treatment of exceptional items. Management have concluded tax provisions made to be appropriate and do not believe a significant risk of material change to uncertain tax positions exists in the next 12 months.

6. (LOSS)/EARNINGS PER SHARE

	Q4 2022	Q4 2021	FY 2022	FY 2021
For the three and twelve months ended December 31	$	$	$	$
Basic (loss)/earnings per share	$(1.34)	$0.25	$(0.38)	$1.41
Diluted (loss)/earnings per share	$(1.34)	$0.23	$(0.38)	$1.35
Adjusted basic earnings per share	$0.29	$0.18	$1.22	$0.96
Adjusted diluted earnings per share	$0.27	$0.17	$1.16	$0.92

Share consolidation

In September 2022, the Company’s shareholders approved an additional listing in the US, which is expected to take place in Spring 2023. Additionally, to fulfill US exchange requirements for share price minimums and norms, the Company’s shareholders also approved a 5-for-1 share consolidation. On October 10, 2022, the Company completed this share consolidation. Shareholders received 1 new Ordinary share with a nominal value of $0.50 each for every 5 previously existing Ordinary shares which had a nominal value of $0.10 each. The Company’s basic and diluted weighted average number of shares outstanding, basic (loss)/earnings per share, diluted (loss)/earnings per share and adjusted earnings per share (basic and diluted) have been retrospectively adjusted to reflect the share consolidation in all the periods presented.

Basic

Basic (loss)/earnings per share (“LPS” or “EPS”) is calculated by dividing (loss)/profit for the period attributable to owners of the Company by the weighted average number of ordinary shares in issue during the period.

Diluted

Diluted (loss)/earnings per share is calculated by adjusting the weighted average number of ordinary shares outstanding to assume conversion of all dilutive potential ordinary shares. The Company has dilutive potential ordinary shares in the form of stock options and awards. These options and awards have been adjusted to reflect the share consolidation, referred to above. The weighted average number of shares is adjusted for the number of shares granted to the extent performance conditions have been met at the balance sheet date and as determined using the treasury stock method.

Weighted average number of shares

The weighted average number of ordinary shares outstanding (on a basic basis) includes the favorable impact of 17,815,033 ordinary shares repurchased prior to the share consolidation in FY 2022 (equivalent post consolidation: 3,563,007), 1,280,914 ordinary shares repurchased after the share consolidation in FY 2022, and 33,507,433 ordinary shares repurchased through FY 2021 (equivalent post consolidation: 6,701,487). See Note 14 for further discussion. Conditional awards of 7,839,441 (equivalent post consolidation approximately 1,568,000) and 14,174,745 (equivalent post consolidation approximately 2,835,000) were granted under the Group’s Long-Term Incentive Plan in FY 2022 and FY 2021, respectively.

	Q4 2022	Q4 2021	FY 2022	FY 2021
Weighted average number of shares	thousands	thousands	thousands	thousands
On a basic basis	136,784	142,677	139,012	145,660
Dilution from share awards and options	7,164	6,923	6,605	6,280

On a diluted basis	143,948	149,600	145,617	151,940

Adjusted Earnings

Management believes that diluted (loss)/earnings per share, adjusted for the impact of exceptional items after the appropriate tax amount, may provide meaningful information on underlying trends to shareholders in respect of (loss)/earnings per ordinary share. A reconciliation of net (loss)/income to adjusted net income is included in Note 4.

7. INVESTMENTS

Investments comprise holdings in equity and debt securities. Investments in equity securities held for trading or for which the Group has not elected to recognize fair value gains and losses through other comprehensive income are initially recorded and subsequently measured at fair value through profit or loss (FVPL). Investments in debt securities are initially recorded at fair value plus or minus directly attributable transaction costs and remeasured on the basis of the Group’s business model and the contractual cash flow characteristics. Interest income from debt securities are included in finance income using the effective interest method.

	Dec 31, 2022	Dec 31, 2021
Current and non-current investments	$m	$m
Equity securities at FVPL	10	—
Debt securities held at amortized cost	109	—

Total investments, current	119	—

Debt securities held at amortized cost	98	—

Total investments, non-current	98	—

Total	217	—

Equity securities at FVPL

In February 2022, the Group purchased ordinary shares of Aelis Farma. The shares were subject to a holding period of 365 days from the acquisition. The investment is classified as a current investment at December 31, 2022 as the holding period expires in less than 12 months. Fair value gain/(loss) recorded in FY 2022 was nominal and included within net other operating income.

Debt securities held at amortized cost

In 2022, the Group initiated purchases of investment-grade corporate debt and U.S. Treasury securities. The Group’s investments in debt securities are held at amortized cost as the Group’s intention is to hold these investments to maturity and collect contractual cash flows that are solely payments of principal and interest. A portion of the investments in debt securities are held in a separate account through an insurance contract with a third party. This investment has been classified as non-current as access to the funds is restricted for a 12 month period after the term of the insurance. All other debt securities held at amortized cost are classified as non-current investments, except for those with maturities less than 12 months from the end of the reporting period, which are classified as current investments.

The Group’s investments in debt securities do not create significant credit risk, liquidity risk, or interest rate risk. All the Group’s corporate debt securities held at amortized cost are considered to be of low credit risk based on investment-grade credit ratings from Standard and Poor’s or Moody’s (BBB-/Baa3 or higher). The Group’s U.S. Treasury securities have minimal default risk as they are guaranteed by the U.S. government. The majority of the Group’s investments in debt securities are issued at fixed interest rates and changes in floating rates would not have a significant impact on interest rate risk.

The Group applies an expected credit loss impairment model to financial instruments held at amortized cost. The recognition of a loss allowance is limited to 12-month expected credit losses unless credit risk increases significantly, which would require lifetime expected credit losses to be applied. When measuring expected credit losses, investments are grouped based on similar credit risk characteristics. The Group uses judgment in selecting the inputs to the impairment model based on historical loss rates for similar instruments, current conditions, and forecasts of future economic conditions. As of December 31, 2022, expected credit losses for the Group’s investments held at amortized cost are deemed to be immaterial.

Fair value hierarchy

Fair value is the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. The different levels have been defined as follows:

•	Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly

•	Level 3: Unobservable inputs for the asset or liability

The Group’s only financial instruments which are measured at fair value are equity securities at FVPL. The fair value of equity securities at FVPL is based on quoted market prices on the measurement date.

The following table categorizes the Group’s financial assets measured at fair value by valuation methodology used in determining their fair value at December 31, 2022.

Financial assets at fair value	Level 1 $m	Level 2 $m	Level 3 $m	Total $m
Equity securities at FVPL	10	—	—	10

The Group also has certain financial instruments which are not measured at fair value. The carrying value of cash and cash equivalents, trade receivables, other assets, and trade and other payables is assumed to approximate fair value due to their short-term nature. At December 31, 2022, the carrying value of investments held at amortized cost was above the fair value by $3m, due to rising interest rates. The fair value of investments held at amortized cost was calculated based on quoted market prices which would be classified as Level 1 in the fair value hierarchy above.

8. CURRENT AND NON-CURRENT OTHER ASSETS

	Dec 31, 2022	Dec 31, 2021
Current and non-current investments	$m	$m
Current prepaid expenses	14	18
Other current assets	13	14

Total other current assets	27	32

Non-current prepaid expenses	20	22
Other non-current assets	18	84

Total other non-current assets	38	106

Total	65	138

Other current and non-current assets primarily represent the funding of surety bonds in relation to intellectual property related matters (see Note 12 for further discussion). As a result of the settlement agreement with Dr. Reddy’s Laboratories S.A. and Dr. Reddy’s Laboratories, Inc. (together, “DRL”), the surety bond holders returned $64m of collateral in July 2022, causing majority of the decrease in the other non-current balance as of December 31, 2022. Long-term prepaid expenses primarily relate to payments for contract manufacturing capacity.

9. FINANCIAL LIABILITIES – BORROWINGS

In April 2022, the Group completed an amendment to its existing term loan which provides the Group greater flexibility in the use of cash being generated and changes the variable interest rate base from USD LIBOR to USD SOFR plus a credit spread adjustment of 26 bps. As part of the modification, the Group incurred $1m of issuance costs, banking fees and legal fees which are deemed to be incremental and directly attributable to the amendment. Accordingly, the Group capitalized these costs, which were netted against the total amount borrowed and are amortized over the maturity period using the effective interest method.

The table below sets out the current and non-current portion obligation of the Group’s term loan:

	Dec 31, 2022	Dec 31, 2021
Term loan	$m	$m
Term loan – current	(3)	(3)
Term loan – non-current	(237)	(239)

Total term loan	(240)	(242)

*	Total term loan borrowings reflect the principal amount drawn including debt issuance costs of $6m (FY 2021: $7m).

At December 31, 2022, the term loan fair value was approximately 98% (FY 2021: 99%) of par value. The key terms of the term loan in effect at December 31, 2022, are as follows:

	Currency	Nominal interest margin	Maturity	Required annual repayments	Minimum liquidity
Term Loan facility	USD	SOFR + 0.26% + 5.25%	2026	1%	Larger of $100m or 50% of Loan Balance

•	Nominal interest margin is calculated as USD SOFR plus 0.26%, subject to a floor of 0.75%, plus a credit spread adjustment of 5.25%.

•	There are no revolving credit commitments.

10. PROVISIONS AND OTHER LIABILITIES

Provisions

			Total			Total
	Current	Non-Current	Dec 31, 2022	Current	Non-Current	Dec 31, 2021
Current and non-current provisions	$m	$m	$m	$m	$m	$m
Antitrust class and state claims	(290)	—	(290)	—	—	—
Federal false claims allegations	(5)	—	(5)	(5)	—	(5)
Intellectual property related matters	—	(3)	(3)	—	(73)	(73)
Other	(8)	(2)	(10)	—	(3)	(3)

Total provisions	(303)	(5)	(308)	(5)	(76)	(81)

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, an outflow of resources to settle that obligation is probable, and the amount can be reliably estimated. Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the reporting date. Litigation costs are expensed as incurred.

In FY 2022, the Group recorded a current provision of $290m for certain multidistrict antitrust class and state claims, included in exceptional costs (see Note 4). The provision is the Group’s estimate at this time of a potential aggregate settlement. However, the Group cannot predict with any certainty whether Indivior Inc. will reach a settlement with any of the Plaintiffs, and the final aggregate cost of these matters, whether resolved by settlement or trial, may be materially different. See Note 12, Antitrust Litigation and Consumer Protection for further details. The effect of discounting was not material.

The Group carries a provision of $5m (FY 2021: $5m) pertaining to all outstanding False Claims Act Allegations as discussed in Note 12. These matters are expected to be settled within the next 12 months.

The provision for intellectual property related matters has been substantially transferred to other liabilities as a result of the settlement with DRL. See Note 12, Intellectual property related matters.

Other provisions totaling $10m (FY 2021: $3m) primarily represent general legal matters expected to be settled within the next 12 months, including $6m classified as exceptional (see Note 4), and retirement benefit costs which are not expected to be settled within one year.

Other liabilities

			Total			Total
	Current	Non-Current	Dec 31, 2022	Current	Non-Current	Dec 31, 2021
Current and non-current other liabilities	$m	$m	$m	$m	$m	$m
DOJ resolution	(52)	(392)	(444)	(53)	(439)	(492)
Intellectual property related matters	(10)	(11)	(21)	—	—	—
RB indemnity settlement	(8)	(22)	(30)	(8)	(32)	(40)
Share repurchase	(9)	—	(9)	—	—	—
Other	—	(3)	(3)	—	(3)	(3)

Total other liabilities	(79)	(428)	(507)	(61)	(474)	(535)

Other liabilities represent contractual obligations to third parties where the amount and timing of payments is fixed. Other liabilities are initially recorded at fair value and subsequently measured at amortized cost. Where other liabilities are not interest-bearing and the impact of discounting is significant, other liabilities are recorded at their present value, generally using a discount rate appropriate to the liability or approximating a market interest rate at the time the Group entered into the obligation.

DOJ resolution

On July 24, 2020, Indivior Inc. settled criminal and civil liability with the United States Department of Justice (DOJ), the US Federal Trade Commission (FTC), and US state attorneys general in connection with a multi-count indictment brought in April 2019 by a grand jury in the Western District of Virginia, a civil lawsuit joined by the DOJ in 2018, and an FTC investigation. In November 2020, the first payment of $103m (including interest) was made. In January 2022, an additional payment of $54m (including interest) was made pursuant to the resolution agreement. Subsequently, five annual installments of $50m plus interest will be due every January 15 from 2023 to 2027 with the final installment of $200m due in December 2027. Interest accrues at 1.25% on certain portions of the resolution which will be paid together with the annual installment payments. For non-interest-bearing portions, the liability has been recorded at the net present value based on timing of the estimated payments and using a discount rate equal to the interest rate on the interest-bearing portions. In FY 2022, the Group recorded interest expense totaling $6m (FY 2021: $6m) related to this resolution.

Under the terms of the resolution agreement with the DOJ, Indivior Inc. has agreed to compliance terms regarding its sales and marketing practices. Compliance with these terms is subject to annual Board and CEO certifications submitted to the US Attorney’s Office. As part of the resolution with the FTC and as detailed in the text of the stipulated order, for a ten-year period Indivior Inc. is required to make specified disclosures to the FTC and is prohibited from certain conduct.

In addition to the resolution agreement, the Group entered into a five-year Corporate Integrity Agreement with the HHS Office of the Inspector General (HHS-OIG), pursuant to which the Group committed to promote compliance with laws and regulations and committed to the ongoing evolution of an effective compliance program, including written standards, training, reporting, and monitoring procedures. The Group is subject to reporting and monitoring requirements, including annual reports and compliance certifications from key management and the Board’s Nominating & Governance Committee, which is submitted to HHS-OIG. In addition, the Group is subject to monitoring by an Independent Review Organization, which submits audit findings to HHS-OIG, and review by a Board Compliance Expert, who prepared a compliance assessment report in the first reporting period and will prepare a compliance assessment report in the third reporting period.

To date, the Group reasonably believes it has met all of the requirements specified in these three agreements.

IP related matters

The Group has other liabilities for intellectual property related matters totaling $21m (FY 2021: $73m; previously classified as a provision), which relates to a settlement of intellectual property litigation with DRL. As announced in June 2022, the Group entered into a settlement agreement with DRL resolving intellectual property litigation. Under the settlement agreement, the Group made a settlement payment to DRL in June 2022 with final payments due in 2023 and 2024. This liability has been recorded at the net present value, using a market interest rate at the time of the settlement determined to be 4.50%, considering the timing of payments and other factors. In FY 2022, the Group recorded $1m of finance expense (FY 2021: $2m) for time value of money on the liability.

RB resolution

On January 25, 2021, the Group reached a settlement with RB to resolve claims which RB issued in the Commercial Court in London on November 13, 2020, seeking indemnity under the Demerger Agreement between amongst others, RB and the Group (Demerger Agreement). Pursuant to the settlement, RB withdrew the US $1.4b claim to release the Group from any claim for indemnity under the Demerger Agreement relating to the DOJ and FTC settlements which RB entered into in July 2019, as well as other claims for indemnity arising from those matters. The Group agreed to pay RB a total of $50m and has agreed to release RB from any claims to seek damages relating to its settlement with the DOJ and the FTC. The Group made an initial payment of $10m in February 2021, followed by an installment payment of $8m in January 2022. Subsequently, annual installment payments of $8m will be due every January from 2023 to 2026. The Group carries a liability totaling $30m (FY 2021: $40m) related to this settlement. This liability has been recorded at the net present value, using a market interest rate at the time of the settlement determined to be 3.75%, considering the timing of payments and other factors.

Share repurchase

On May 3, 2022, the Group commenced a share repurchase program of up to $100m. As of December 31, 2022, the Group recorded a liability for $9m, which represents the amount to be spent under the program up to February 16, 2023, the period closed for modification or termination of the program. This liability has been classified as current. Refer to Note 14 for further discussion.

Other

Other liabilities primarily represent deferred revenue related to a supply agreement.

11. CONTINGENT LIABILITIES

The Group has assessed certain legal and other matters to be not probable based upon current facts and circumstances, including any potential impact the DOJ resolution could have on these matters. Where these matters are determined to be possible, they represent contingent liabilities. Except for those matters discussed in Note 12 under “Antitrust Class and State Claims”, “False Claims Act Allegations”, and “Intellectual Property Related Matters – ANDA Litigation”, for which liabilities or provisions have been recognized, Note 12 sets out the contingent liabilities for legal and other disputes for which the Group has assessed as contingent liabilities. Where the company believes that it is possible to reasonably estimate a range for the contingent liability this has been disclosed.

12. LEGAL PROCEEDINGS

There are certain ongoing legal proceedings or threats of legal proceedings in which the Group is a party, but in which the Group believes the possibility of an adverse impact is remote and they are not discussed in this Note 12.

Antitrust Litigation and Consumer Protection

Antitrust Class and State Claims

•

Civil antitrust claims have been filed by (a) a class of direct purchasers, (b) a class of end payor plaintiffs, and (c) a group of states, now numbering 41, and the District of Columbia (Antitrust MDL) (collectively, the “Plaintiffs”). The Plaintiffs generally allege, among other things, that Indivior Inc. violated US federal and/or state antitrust and consumer protection laws in attempting to delay generic entry of alternatives to SUBOXONE Tablets. Plaintiffs further allege that Indivior Inc. unlawfully acted to lower the market share of these products. These antitrust cases are pending in federal court in the Eastern District of Pennsylvania. The court denied Indivior Inc.’s motion for summary judgment by order dated August 22, 2022. Trial is currently scheduled for September 18, 2023.

•

In January 2023, Indivior Inc. participated in a mediation session related to the Antitrust MDL with the Plaintiffs, including certain plaintiffs who purported to represent plaintiffs in the Carefirst case discussed below under Other Antitrust and Consumer Protection Claims. The Plaintiffs and Indivior Inc. submitted initial monetary demands and offers prior to the mediation, and no subsequent monetary demands or offers have since been made. Additional mediation sessions may take place in the future.

•

The Group believes Indivior Inc. has meritorious defenses and will continue to vigorously defend itself in this matter. The Group has evaluated the current status of mediation, the strengths and weaknesses of the Plaintiffs’ liability and damages claims, the Group’s defenses, the inherent uncertainty of trial, the remaining legal issues to be resolved, and the benefit of certainty to the Group in resolving these claims and the savings in legal fees and costs. The Group has determined that it is in the interests of its stakeholders to explore settlement of these matters. As a result, an exceptional provision of $290 million has been recorded by the Group, although any settlement could occur at a lower or higher amount. The provision is the Group’s estimate at this time of a potential aggregate settlement in light of the above analysis. However, the Group cannot predict with any certainty whether Indivior Inc. will reach a settlement with any of the Plaintiffs, and the final aggregate cost of these matters, whether resolved by settlement or trial, may be materially different.

•

If Indivior Inc. were found liable in a trial to any of the Plaintiffs and was unable to reduce the claimed damages of such Plaintiffs group or groups during such trial (or in any subsequent proceeding), which the Directors believe is beyond ‘severe but plausible’ (and therefore remote) within the going concern period, then its financial position, results and future cash flows could be materially adversely affected. If the Group continues with mediation or other settlement discussions, it makes no guarantee as to whether any settlement can be reached and if so, what amounts, if any, it may agree to pay, or what amounts the Plaintiffs will demand.

Other Antitrust and Consumer Protection Claims

•

In 2013, Reckitt Benckiser Pharmaceuticals, Inc. (now known as Indivior Inc.) received notice that it and other companies were defendants in a lawsuit initiated by writ in the Philadelphia County (Pennsylvania) Court of Common Pleas. See Carefirst of Maryland, Inc. et al. v. Reckitt Benckiser Inc., et al., Case. No. 2875, December Term 2013. The plaintiffs include approximately 79 entities, most of which appear to be insurance companies or other providers of health benefits plans. The Carefirst Plaintiffs have not served a complaint, but they have indicated that their claims are related to those asserted by the plaintiffs in the Antitrust MDL. The Carefirst case remains pending.

•

In 2020, the Group was served with lawsuits filed by several insurance companies, some of whom are proceeding both on their own claims and through the assignment of claims from affiliated companies. Cases filed by (1) Humana Inc. and (2) Centene Corporation, Wellcare Healthcare Plans, Inc., New York Quality Healthcare Corp. (d/b/a Fidelis Care), and Health Net, LLC were pending in the Eastern District of Pennsylvania. The complaints were dismissed in July 2021. Plaintiffs filed Notices of Appeal in August 2021 to the United States Court of Appeals for the Third Circuit (“Third Circuit”). The Third Circuit affirmed the district court’s dismissal by opinion and order dated December 15, 2022. Humana also filed a Complaint in state court in Kentucky on August 20, 2021 with substantially the same claims as were raised in the Federal Court case. See Humana Inc. v. Indivior Inc., No. 21-CI-004833 (Ky. Cir. Ct.) (Jefferson Cnty). That case was stayed pending a decision in the Third Circuit appeal, and remains stayed. Centene Corporation and the above-referenced related companies filed a complaint in the Circuit Court for the County of Roanoke, Virginia alleging similar claims on January 13, 2023 following the mandate from the Third Circuit affirming the district court’s dismissal. See Centene Corp. v. Indivior Inc., No. CL23000054-00 (Va. Cir. Ct.) (Roanoke Cnty).

•

Cases filed by (1) Blue Cross and Blue Shield of Massachusetts, Inc., Blue Cross and Blue Shield of Massachusetts HMO Blue, Inc., (2) Health Care Service Corp., (3) Blue Cross and Blue Shield of Florida, Inc., Health Options, Inc., (4) BCBSM, Inc. (d/b/a Blue Cross and Blue Shield of Minnesota) and HMO Minnesota (d/b/a Blue Plus), (5) Molina Healthcare, Inc., and (6) Aetna Inc. are pending in the Circuit Court for the County of Roanoke, Virginia. See Health Care Services Corp. v. Indivior Inc., No. CL20-1474 (Lead Case) (Va. Cir. Ct.) (Roanoke Cnty). These plaintiffs have asserted claims under federal and state RICO statutes, state antitrust statutes, state statutes prohibiting unfair and deceptive practices, state statutes prohibiting insurance fraud, and common law fraud, negligent misrepresentation, and unjust enrichment. In June 2021, defendants’ motion to stay was denied and certain claims were dismissed without prejudice. The plaintiffs filed amended complaints, and the Group filed demurrers, seeking dismissal of some of the asserted claims. The court heard oral argument on the demurrers on September 1, 2022, and issued a letter opinion on October 14, 2022 sustaining in part and overruling in part the Group’s demurrers. A jury trial on the Group’s pleas in bar has been set for October 16-20, 2023. A jury trial on the merits has been set for July 15, 2024-August 8, 2024.

•	The Group is still in the process of evaluating the claims, believes it has meritorious defenses, and intends to defend itself. No estimate of the range of potential loss can be made at this time.

Civil Opioid Litigation

•

The Group has been named as a defendant in more than 400 civil lawsuits brought by state and local governments, public health agencies, among others, against manufacturers, distributors, and retailers of opioids alleging that they engaged in a longstanding practice to market opioids as safe and effective for the treatment of long-term chronic pain to increase the market for opioids and their own market share, as well as individuals alleging personal injury claims. Most of these cases have been consolidated and are pending in a federal multi-district litigation (“the Opioid MDL”) in US District Court for the Northern District of Ohio. See In re National Prescription Opiate Litigation, MDL No. 2804 (N.D. Ohio); see also, e.g., Winston County, Alabama v. AmerisourceBergen Drug Corp., et al., 6:22-cv-01394 (N.D. Ala.) (filed November 2022, not yet served, and not consolidated in Opioid MDL proceedings); International Brotherhood of Electrical Workers Local 728 Family Healthcare Plan v. Allergan, PLC et al., Case ID: 190303872 (C.P. Phila. Cnty) (consolidated with Lead Case No. 2017-008095 in Delaware County and stayed). Litigation against the Group in the Opioid MDL is stayed. Motions to remand are currently pending in over 50 cases to which the Group is a party (among numerous other defendants). On December 12, 2022, the court set forth procedures requiring plaintiffs to show cause why the court should not dismiss cases in which plaintiffs have not submitted a plaintiff fact sheet or timely served the relevant defendants. The Court on January 12, 2023 denied motions to remand on federal officer grounds, and has directed the parties to apply the rulings in that order to other pending remand motions within 30 days after the day of the order.

•

The court in the Opioid MDL held a status conference on June 22, 2022, with county and municipality plaintiffs and certain manufacturer defendants (including the Group) and distributor defendants to discuss what information the parties needed to proceed, whether the parties would entertain settlement and whether there should be any bellwether trials from this subset of plaintiffs and defendants. During the status conference and at subsequent conferences, the court expressed its view that no additional bellwether trials should be needed for these cases, provided that the parties were progressing on a settlement track. On January 25, 2023, the court held a status conference concerning cases filed by school districts, hospitals, and third-party payors, and indicated that the court plans to set two hospital bellwether trials and two third-party payor bellwether trials.

•

Separately, Indivior Inc. was named as a defendant in five individual complaints filed in West Virginia state court that have not been transferred to the MDL, and instead have been transferred to West Virginia’s Mass Litigation Panel. See In re Opioid Litigation, No. 22-C-9000 NAS (W.V. Kanawha Cnty. Cir. Ct.). Indivior Inc. responded to all five complaints on January 30, 2023. The plaintiffs in those cases separately have moved to strike the defendants’ notices of non-party fault. The defendants’ responses to plaintiffs’ motions to strike are due on or before February 24, 2023.

•	Given the status and preliminary stage of litigation in both the Opioid MDL and state courts, no estimate of possible loss in the opioid litigation can be made at this time.

False Claims Act Allegations

•

In August 2018, the United States District Court for the Western District of Virginia unsealed a declined qui tam complaint alleging causes of action under the Federal and state False Claims Acts against certain entities within the Group predicated on best price issues and claims of retaliation. See United States ex rel. Miller v. Reckitt Benckiser Group PLC et al., Case No. 1:15-cv-00017 (W.D. Va.). The suit also seeks reasonable attorneys’ fees and costs. The Group filed a Motion to Dismiss in June 2021. The case was stayed for mediation in September 2021, but the parties did not reach agreement. In March 2022, Relator submitted a request for oral argument on the Motion to Dismiss. On July 21, 2022, the court entered an order staying the action and reserving a decision on the Group’s Motion to Dismiss pending rehearing en banc by the U.S. Court of Appeals for the Fourth Circuit in U.S. ex rel. Sheldon v. Allergan Sales, LLC. On rehearing en banc, the Fourth Circuit affirmed the district court’s opinion in U.S. ex rel. Sheldon v. Allergan Sales, LLC by order dated September 23, 2022. The United States District Court for the Western District of Virginia has not yet ruled on the Group’s Motion to Dismiss, and instead has further stayed the proceedings pending decisions by the Supreme Court of the United States in two cases concerning the False Claims Act—United States ex rel. Proctor v. Safeway, Inc., and United States ex rel. Schutte v. Supervalu, Inc.

•

In May 2018, Indivior Inc. received an informal request from the United States Attorney’s Office (“USAO”) for the Southern District of New York, seeking records relating to the SUBOXONE Film manufacturing process. The Group is discussing with the USAO certain information and allegations that the government received regarding SUBOXONE Film.

UK Shareholder Claims

•

On September 21, 2022, certain shareholders issued representative and multiparty claims against Indivior PLC in the High Court of Justice for the Business and Property Courts of England and Wales, King’s Bench Division. On January 16, 2023, the representative served its Particular of Claims setting forth in more detail the claims against the Group, while the same law firm that represents the representative also sent its draft Particular of Claims for the multiparty action. The claims made in both the representative and multiparty actions generally allege that Indivior PLC violated the UK Financial Services and Markets Act 2000 (“FSMA 2000”) by making false or misleading statements or material omissions in public disclosures, including the 2014 Demerger Prospectus, regarding an alleged product-hopping scheme regarding the switch from SUBOXONE® tablets to SUBOXONE® film. Indivior PLC has until February 27, 2023 to issue its applications to strike out the representative action.

•

The Group has begun its evaluation of the claims, believes it has meritorious defenses, and intends to vigorously defend itself. Given the status and preliminary stage of the litigation, no estimate of possible loss can be made at this time.

Intellectual Property Related Matters

•

Various subsidiaries of the Group filed actions against Alvogen Pine Brook LLC and Alvogen Inc. (together, “Alvogen”) in the United States District Court for the District of New Jersey (the “NJ District Court”) alleging that Alvogen’s generic buprenorphine/naloxone film product infringes U.S. Patent Nos. 9,687,454 (the “‘454 Patent”) and 9,931,305 (the ‘305 Patent”) in 2017 and 2018, respectively. The cases were consolidated in May 2018. In January 2019, the NJ District Court granted Indivior a temporary restraining order (“TRO”) to restrain the launch of Alvogen’s generic buprenorphine/naloxone film product pending a trial on the merits of the ’305 Patent, and the subsidiaries of the Group that were a party to the case were required to post a surety bond of $36m. The parties entered into an agreement whereby Alvogen was enjoined from selling in the US its generic buprenorphine/naloxone film product unless and until the Court of Appeals for the Federal Circuit (“CAFC”) issued a mandate vacating Indivior’s separate preliminary injunction entered against Dr. Reddy’s Laboratories, Inc. (“DRL”) in a related case. The CAFC’s mandate vacating Indivior’s preliminary injunction as to DRL issued in February 2019, and Alvogen launched its generic product. Any sales in the US by Alvogen are on an “at-risk” basis, subject to the ongoing litigation against Alvogen in the NJ District Court. In November 2019, Alvogen filed an amended answer alleging various antitrust counterclaims. In January 2020, Indivior and Alvogen stipulated to noninfringement of the ’305 Patent under the court’s claim construction, but Indivior retained its rights to appeal the construction and pursue its infringement claims pending appeal. Indivior’s infringement claims concerning the ’454 Patent and Alvogen’s antitrust counterclaims remain pending in the NJ District Court. In June 2022, the parties participated in court-ordered mediation. The parties did not reach settlement. Summary judgment motions have been fully briefed, and the court heard arguments on those motions on August 29, 2022. The NJ District Court has not yet ruled on those motions, and no trial date has been set.

13. TRADE AND OTHER PAYABLES

	Dec 31, 2022	Dec 31, 2021
	$m	$m
Accrual for rebates, discounts and returns	(428)	(436)
Trade payables	(36)	(137)
Accruals	(138)	(136)
Other tax and social security payables	(15)	(11)

Total	(617)	(720)

Accruals for rebates, discounts and returns, primarily in the US, are provided in respect of the estimated rebates, discounts, or allowances payable to direct and indirect customers. Accruals are made at the time of sale while the actual amounts to be paid are based on claims made some time after the initial recognition of the sale. The estimated amounts may not reflect the final outcome and are subject to change dependent upon, amongst other things, the payor channel (e.g., Medicaid, Medicare, Managed Care, etc.) and product mix. Accrual balances are reviewed and adjusted quarterly in the light of actual experience of rebates, discounts or allowances given and returns made and any changes in arrangements. Future events may cause the assumptions on which the accruals are based to change, which could affect the future results of the Group.

The change in the period was primarily the result of the timing of settlement of trade payables.

14. SHARE CAPITAL

	Equity ordinary shares	Nominal value paid per share	Aggregate nominal value $m
Issued and fully paid
At January 1, 2022	702,439,638	$0.10	70
Ordinary shares issued	4,184,940	$0.10	1
Shares repurchased and cancelled	(17,815,033)	$0.10	(2)
Share consolidation	(551,047,636)
Shares repurchased and cancelled (post share consolidation)	(1,280,914)	$0.50	(1)

At December 31, 2022	136,480,995		68

	Equity ordinary shares	Nominal value paid per share	Aggregate nominal value $m
Issued and fully paid
At January 1, 2021	733,635,511	$0.10	73
Ordinary shares issued	2,311,560	$0.10	—
Shares repurchased and cancelled	(33,507,433)	$0.10	(3)

At December 31, 2021	702,439,638		70

Ordinary shares issued

During the period, prior to share consolidation, 4,184,940 ordinary shares at $0.10 each (FY 2021: 2,311,560 at $0.10 each) were issued to satisfy vesting/exercises under the Group’s Long-Term Incentive Plan and US Employee Stock Purchase Plan.

Share consolidation

On October 10, 2022, the Company completed a share consolidation. Shareholders received 1 new Ordinary share with a nominal value of $0.50 each for every 5 previously existing Ordinary shares which had a nominal value of $0.10 each. As a result of the consolidation, as at October 10, 2022 the Company’s issued share capital consisted of 137,761,909 ordinary shares at $0.50 each (equivalent shares pre-consolidation: 688,809,545).

Shares repurchased and cancelled

In July 2021, the Group commenced an irrevocable share repurchase program for an aggregate purchase price up to no more than $100m or 73,462,098 of ordinary shares. In December 2021, the program concluded with the Group repurchasing 33,507,433 of the Group’s ordinary shares over the duration of the program for an aggregate nominal value of $3m ($0.10 per share). In addition, 256,055 ordinary shares purchased as part of the share repurchase program at $0.10 each were canceled in January 2022. These shares are included in the total number of share capital outstanding as at December 31, 2021.

On May 3, 2022, the Group commenced a second share repurchase program for an aggregate purchase price up to no more than $100m or 39,698,610 of ordinary shares (equivalent shares post consolidation: 7,939,722), which is expected to end no later than March 31, 2023. During the period, prior to the share consolidation, the Group repurchased and cancelled 17,815,033 of the Company’s ordinary shares for an aggregate nominal value of $2m ($0.10 per share), including the 256,055 ordinary shares purchased as part of the Group’s share repurchase program executed in 2021 and cancelled in January 2022. Subsequent to the share consolidation, the Group repurchased and cancelled 1,280,914 of the Company’s ordinary shares for an aggregate nominal value of $1m ($0.50 per share).

All ordinary shares repurchased under share repurchase programs were cancelled resulting in a transfer of the aggregate nominal value to a capital redemption reserve. The total cost of the purchases made under the share repurchase program during the period, including directly attributable transaction costs, was $90m (FY 2021: $101m). A repurchase amount of $9m has been recorded as a financial liability and reduction in retained earnings which represents the amount to be spent under the program up to February 16, 2023, the period closed for modification or termination of the program. Total purchases under the share repurchase program will be made out of distributable profits.

15. RELATED PARTIES

On July 7, 2022 the Group announced that it has amended the existing relationship agreement with Scopia. Under the original terms, the Relationship Agreement terminated in the event that Scopia (and its affiliates) ceased to have interests in at least 10% of the Company’s issued share capital. As announced on July 1, 2022, Scopia has sold interests in the Company representing 2.28% which has taken the total holding of Scopia (and its affiliates) to 9.71%, below this 10% threshold, and down from 16.9% at origination of the agreement.

The Group has agreed not to exercise its right to terminate the Relationship Agreement immediately, and instead has agreed:

•

To continue with the agreement until the expiration of its original term of December 31, 2023, unless the Relationship Agreement is otherwise extended by mutual agreement or terminated earlier in accordance with its terms; and

•

The threshold for automatic termination will be amended, such that the Relationship Agreement will terminate in the event that Scopia (and its affiliates) cease to have interests in at least 5% of the Company’s issued share capital (reduced from 10% under the original terms).

Q4/FY 2022 Results February 16, 2023

Forward-looking statements This presentation contains certain statements that are forward-looking. Forward-looking statements include, among other things, statements regarding the Indivior Group’s financial guidance for 2023 and its medium- and long-term growth outlook; expectations for sales levels for particular products; the pending acquisition of Opiant; expectations regarding the Group's provisions, legal proceedings and matters, the planned additional US stock exchange listing; expected exceptional and recurring costs related to a US stock exchange listing; expected market growth rates; expected changes in market share; future exchange rates; operational goals; its product development pipeline and potential future products; ongoing litigation; and other statements containing the words "believe", "anticipate", "plan", "expect", "intend", "estimate", "forecast," “strategy,” “target,” “guidance,” “outlook,” “potential”, "project", "priority," "may", "will", "should", "would", "could", "can", "outlook," "guidance", the negatives thereof, and variations thereon and similar expressions. By their nature, forward-looking statements involve risks and uncertainties as they relate to events or circumstances that may or may not occur in the future.  Actual results may differ materially from those expressed or implied in such statements because they relate to future events. Various factors may cause differences between Indivior's expectations and actual results, including, among others, the material risks described in the most recent Indivior PLC Annual Report and in subsequent releases; our reliance on third parties to manufacture commercial supplies of most of our products, conduct our clinical trials and at times to collaborate on products in our pipeline; our ability to comply with legal and regulatory settlements, healthcare laws and regulations, requirements imposed by regulatory agencies and payment and reporting obligations under government pricing programs; the substantial litigation and ongoing investigations to which we are or may become a party; Risks related to the manufacture and distribution of our products, some of which are controlled substances; market acceptance of our products as well as our ability to commercialize our products and compete with other market participants; the uncertainties related to the development of new products, including through acquisitions, and the related regulatory approval process; our dependence on a small number of significant customers; our ability to retain key personnel or attract new personnel; our dependence on third-party payors for the reimbursement of our products and the increasing focus on pricing and competition in our industry; unintended side effects caused by the clinical study or commercial use of our products; our use of hazardous materials in our manufacturing facilities; our import, manufacturing and distribution of controlled substances; our ability to successfully execute acquisitions, partnerships, joint ventures, dispositions or other strategic acquisitions; our ability to protect our intellectual property rights and the substantial cost of litigation or other proceedings related to intellectual property rights; the risks related to product liability claims or product recalls; the significant amount of laws and regulations that we are subject to, including due to the international nature of our business; macroeconomic trends and other global developments such as the COVID-19 pandemic; the terms of our debt instruments, changes in our credit ratings and our ability to service our indebtedness and other obligations as they come due; changes in applicable tax rate or tax rules, regulations or interpretations; and our ability to realize our deferred tax assets. Forward-looking statements speak only as of the date that they are made and should be regarded solely as our current plans, estimates and beliefs. Except as required by law, we do not undertake and specifically decline any obligation to update, republish or revise forward-looking statements to reflect future events or circumstances or to reflect the occurrences of unanticipated events.

Agenda Mark Crossley Overview & Strategic Priorities Update Christian Heidbreder R&D Update Ryan Preblick Q4/FY 2022 Performance & FY 2023 Guidance Mark Crossley Conclusion All Q&A

Mark Crossley Chief Executive Officer

FY 2022 key messages ( Continued strong execution in FY 2022 – Total NR1 up 14% driven by SUBLOCADE®; SUBLOCADE NR grew 67% to $408m      Pending Opiant Pharmaceuticals transaction anticipated to close early March FY 2023 guidance introduced – expect top-line growth and positive operating leverage, consistent with medium-term profitable growth framework Second $100m buyback largely complete; US listing on NASDAQ on track for Spring  1 NR=net revenue; Actual FX (foreign exchange) rates 2 See reconciliation page 19

Proactively addressing legacy litigation Initial mediation sessions in late January 2023 regarding legacy civil multidistrict antitrust litigation provided the Group with new information on the previously disclosed contingent liability. Accordingly, the Group recorded an exceptional provision of $290m in FY 2022. Because these matters are in various stages, Indivior cannot predict with any certainty how these matters will ultimately be resolved, or the costs, or timing of such resolution. In particular, any final aggregate costs of these matters, whether resolved by settlement or trial, may be materially different from this provision. The Group cannot predict with any certainty whether it will reach settlement with the antitrust claimants (please see Note 12 for further information in the Group's FY 2022 Results Press Release dated February 16, 2023).

Executing clear strategies for value creation 4 Optimize Operating Model 1 Grow SUBLOCADE >$1.5bn 2 Diversify Revenue 3 Build & Progress Pipeline Peak NR increased to >$1.5bn (expect >$1bn NR run-rate exiting 2025) FY22 NR of $408m, +67% Ending patients1 of 82.5k, +68%; targeting 270k patients US dispenses2 of 316.2k, + 73%  Achieved access to 500+ Organized Health Systems (OHS) in the US Increased access in US justice system SUBLOCADE FY23 NR guidance of $550m-$600m (+41% at mid-point vs. FY22) 11/14/22 agreement to acquire Opiant Pharmaceuticals (close expected in early March); Opiant's OPNT003 PDUFA3 date May 22, 2023;  SUBLOCADE FY22 ex-US NR $27m, +69% PERSERIS® FY22 NR of $28m, +65% PERSERIS patients in FY22 of 5,400; targeting 40k patients PERSERIS FY23 NR guidance of $45m-$55m (+82% at mid-point vs. FY22) AELIS AEF0117 (CUD4): Phase 2b study recruitment initiated in May 2022; on track to report results in 20245 INDV 2000 (OUD4): Phase 1 study6 start Sept. 2022; pursuing formulation development and manufacturing INDV 1000 (AUD4): Selected two lead molecules and two back-ups; expect to recommend lead molecule in Q1 2023 Maintained financial flexibility; $991m of gross cash and investments7 at end-2022 Repurchased ~4.8m of INDV shares at ~$90m through 12/31/22 (second $100m repurchase program) Expect start-up of additional SUBLOCADE contract manufacturing site in H2 2023 US listing planned for Spring 2023 Published inaugural Sustainability Report *Note: % changes are vs. FY 2021 unless otherwise specified 1 Rolling 12-month patients estimate using both Specialty Pharmacy and Specialty Distributor proxy data 2 Total number of dispenses within the quarter (new and refill) 3 PDUFA= prescription drug user fee act 4 CUD = cannabis use disorder; OUD = opioid use disorder, AUD = alcohol use disorder 5 Estimated timing, may be subject to change 6 multiple ascending dose 7  See discussion of obligations in Notes 9 and 10, including our term debt and other payment obligations and liabilities from the Q4 2022 Results press release dated February 16, 2023

Medium-term profitable growth framework Attractive Growth Profile Positive Operating Leverage Strengthening Cash Flow

Christian Heidbreder Chief Scientific Officer

SUBLOCADE strategic R&D and medical priorities 2023 Breaking Barriers Label updates Long-term collaborations (e.g., RECOVER, CoLAB , EXPO) Externally Sponsored Studies (ESS) Real World Evidence (RWE) studies Long-term efficacy & safety (LTES) studies Peer-reviewed publications & Conferences Patient Insights & advocacy

Most recent peer-reviewed publications

Received: 15 April 2022 | Accepted: 18 November 2022
DOI: 10.1111/add.16155

RESEARCH REPORT

ADDICTION SSA

William H. Craft[1,2] | Hwasoo Shin[3] | Allison N. Tegge[1,3] | Diana R. Keith[1] | Liqa N. Athamneh[1] | Jeffrey S. Stein[1] | Marco A. R. Ferreira[3] | Howard D. Chilcoat[4,5] | Anne Le Moigne[4] | Angela DeVeaugh-Geiss[4] | Warren K. Bickel[1]

frontiers | Frontiers in Pharmacology

Celine M. Laffont[1]*, Eliford Ngaimisi[2], Mathangi Gopalakrishnan[2], Vijay Ivaturi[2], Malcolm Young[1], Mark K. Greenwald[3] and Christian Heidbreder[1]

[1]Indivior Inc., North Chesterfield, VA, United States, [2]Center for Translational Medicine, University of Maryland, Baltimore, MD, United States, [3]Department of Psychiatry and Behavioral Neurosciences, Wayne State University School of Medicine, Detroit, MI, United States

Journal of Current Medical Research and Opinion
Received 03-10-2022| Revised 12-10-2022| Accepted 17-10-2022| Published Online 19-10-2022
DOI: https://doi.org/10.52845/CMRO/2022/5-10-2 ISSN (O) 2589-8779 | (P) 2589-8760
CMRO
CMRO 05 (10), 1426-1438 (2022)

Research Article

Orsolya Lunacsek, PhD, MBA[1*]; Maher Abdel-Sattar, PharmD, MS[1]; Augustina Ogbonnaya, MPH[1]; William Mullen, PA-C, MPH[2]; Ann Wheeler, PharmD[2]; Christian Heidbreder, PhD, MA[2]; Bryan Amick, PharmD, MBA, MS[3]

Drug and Alcohol Dependence Reports 6 (2023) 100133

Contents lists available at ScienceDirect
ELSEVIER
Drug and Alcohol Dependence Reports
journal homepage: www.elsevier.com/locate/dadr

Christian Heidbreder[a,*], Paul J. Fudala[a], Mark K. Greenwald[b]

[a] Indivior Plc, North Chesterfield, VA, United States of America
[b] Department of Psychiatry and Behavioral Neurosciences, Wayne State University School of Medicine, Detroit, Michigan, United States of America

INDIVIOR
11

Most recent peer-reviewed publications Long‐term recovery from opioid use disorder: recovery subgroups, transition states and their association with substance use, treatment and quality of life - Craft - Addiction - Wiley Online Library Frontiers | Buprenorphine exposure levels to optimize treatment outcomes in opioid use disorder (frontiersin.org) Impact of medications for opioid use disorder on healthcare resource utilization and costs for patients served by a state Medicaid program | Journal of Current Medical Research and Opinion (cmro.in) History of the discovery, development, and FDA-approval of buprenorphine medications for the treatment of opioid use disorder - ScienceDirect

Regulatory approvals granted in 11 MoW countries including Canada, Australia, New Zealand, Israel, Sweden, Finland, Denmark, Norway, Germany, Italy and Switzerland Pending approval in the UK Geo-expansion submissions planned in Kuwait, KSA, UAE, and Qatar Regulatory approvals granted in Canada, Israel, all EU Member States (+ UK, Iceland, Norway, and Liechtenstein), New Zealand, Qatar, and UAE. Under review in Kuwait, Kingdom of Saudi Arabia, and Columbia. Two FDA approvals of Prior Approval Supplement (PAS) in 2022: extension of shelf-life to 36 months and time out of fridge from current 7 days to 30 days on August 29, 2022 alternate injection sites (back of the arm) on December 15, 2022. SUBLOCADE, SUBOXONE Film (ex-US) & PERSERIS SUBUTEX® prolonged-release (PR) solution for injection SUBOXONE film (Ex US) PERSERIS (risperidone) for extended-release injectable suspension

Characterization of two lead molecules, two additional back-up molecules, and scale-up and manufacture of one lead Finalization of primary and secondary in vivo profiling studies for lead molecules Decision for candidate selection of one lead molecule Q1 2023 Objectives for 2023 are to: Progress nonclinical toxicology studies Complete Multiple Ascending Dose (MAD) study as planned per protocol for delivery in Q4 2023 Complete the CYP3A4 Induction Clinical Study in Q4 2023 Progress tablet formulation development and manufacturing Progress CMC stability work Aelis Farma achieved first subject first visit (FSFV) with AEF0117 in the Phase 2B trial on May 23, 2022. Estimated Last Subject Last Visit and Database Lock in H1 2024 with final CSR in H2 2024. Other CMC, nonclinical toxicology and clinical workstreams progressing as planned Pipeline activities INDV-1000 GABA-B +VE ALLOSTERIC MODULATOR INDV-2000 SELECTIVE OX1 RECEPTOR ANTAGONIST AEF01171 CB1 -VE ALLOSTERIC MODULATOR AUD Nonclinical OUD Clinical Phase 1 CUD Clinical Phase 2b

Ryan Preblick Chief Financial Officer

FY 2022 financial highlights

Takeaways

Operating Results – Reported and Adjusted[2]

$ mil	FY 22	FY 21	Change	Adjusted FY 22	Adjusted FY 21	Adjusted Change
Net Revenue:	901	791	14%			
US	731	603	21%			
ROW[3]	170	188	(10%)			
Gross Profit:	742	664	12%			
	82%	84%				
Op Expenses:	(835)	(483)	73%	(533)	(477)	12%
SG&A	(763)	(431)	77%	(461)	(425)	8%
Selling	(218)	(192)	14%	(218)	(192)	14%
Administrative	(545)	(239)	128%	(243)	(233)	4%
R&D	(72)	(52)	38%	(72)	(52)	38%
Other Op. Income/(Expense):	8	32	(75%)	3	0	NM
Operating Profit:						
Reported	(85)	213	NM			
Adjusted[2]	212	187	13%			

Key product NR	FY 22	FY 21	Change
SUBLOCADE NR	408	244	67%
PERSERIS NR	28	17	65%

INDIVIOR®

15

FY 2022 financial highlights Takeaways Top-line NR growth of 14% vs. FY 2021 US NR up 21% ROW NR down 10% including FX (up 1% excluding FX) Total SUBLOCADE NR up 67% vs. FY 2021; PERSERIS NR up 65% vs. FY 2021 Reported operating expenses include $290m exceptional legacy antitrust multidistrict litigation provision; adjusted operating expenses1 up 12% vs. FY 2021 driven by sales and marketing and R&D investments Reported operating profit includes the above exceptional litigation provision; adjusted operating profit2 up 13% vs. FY 2021 Operating Results – Reported and Adjusted2  $ mil FY 22  FY 21  Change Net Revenue:   US   ROW3 901 731 170 791 603 188 14% 21% (10%) Gross Profit: 742 664 12% Adjusted Adjusted 82% 84% FY 22 FY 21 Change Change Op Expenses:   SG&A        Selling          Administrative   R&D (835) (763) (218) (545) (72) (483) (431) (192) (239) (52) 73% 77% 14% 128% 38% (533) (461) (218) (243) (72) (477) (425) (192) (233) (52) 12% 8% 14% 4% 38% 12% 9% 14% 5% 38% Other Op. Income/(Expense): 8 32 (75%) 3 0 NM NM Operating Profit:    Reported   Adjusted2 (85) 212 213 187 NM 13% Key product NR SUBLOCADE NR PERSERIS NR FY 22 408 28 FY 21 244 17 Change 67% 65% 2 See reconciliation page 19 in the appendix 3  Actual FX (foreign exchange) rates NM: not meaningful 1 Excluding exceptional SG&A items as detailed in Note 4 from the Q4 2022 Results press release dated February 16, 2023

Cash & borrowing position Cash & Borrowing Total gross cash & investments of $991m1: Cash and investments primarily held in USD Approximately $90m used for share repurchases during FY 2022 at an average price of 1,537p Disciplined and consistent capital allocation in FY 22: Deliver against SUBLOCADE NR goal of >$1.5 billion  Organically diversify revenue base (PERSERIS, Ex.-US new products) Progress existing early-stage assets $100m share repurchase program almost complete Inorganic growth opportunities (pending acquisition of Opiant Pharmaceuticals) Takeaways ($ in mil.) FY 22 FY 21 Cash & Cash Equivalents $774 $1,102 ST & LT Investments $217 NA Total Cash & Investments $991 $1,102 Current Borrowings (3) (3) Long-term Borrowings Loan issuance costs (237) (6) (239) (7) 1 See discussion of obligations in Notes 9 and 10, including our term debt and other payment obligations and liabilities from the Q4 2022 Results press release dated February 16, 2023

FY 2023 guidance introduced Excludes impacts from the pending transactions with Opiant Pharmaceuticals Additional Top-Line Assumptions Underlying BMAT market growth of mid- to high-single digits US SUBOXONE Film Anticipated formulary decisions expected to impact share by approximately 2 points, similar to recent years Additional impact assumed from a fourth buprenorphine/naloxone sublingual film generic2 entering the US market in Q2 2023. The Group will continue to monitor the competitive environment and update the market accordingly ROW Broadly stable with traction for new products (SUBUTEX PR®, SUBOXONE Film) offset by continued pressure on legacy products Minimal FX translation impacts, based on current rates FY 2023 Guidance1 ($ in mil.) Total Net Revenue Key LAI products: SUBLOCADE NR (Total)  PERSERIS NR $950m to $1,020m (+9% at mid-point vs. FY22) $550m to $600 (+41% at mid-point vs. FY22) $45m to $55m (+82% at mid-point vs. FY22) Adj. gross margin % Low to mid 80% range Adj. OPEX (SG&A + R&D) SG&A R&D  $570m to $590m $490m to $500m  $80m to $90m  Adj. op. profit Higher than FY 2022 level (with expected margin expansion) Margin & Expense Considerations Adj. gross margin: increased SUBLOCADE mix offset by higher inflation Adj. OPEX : SG&A Inflationary impacts Commercial initiatives supporting SUBLOCADE leadership including Justice Team and Key Account Director build out R&D Ongoing long-term efficacy and safety studies for SUBLOCADE Early-stage asset advancement Inflationary impacts 1 Before exceptional items. LAI=long-acting injectable.  2 Apotex generic buprenorphine/naloxone sublingual film approved by FDA on 2 June 2022.

Appendix

FY 2022 FY 2021 ($ in mil. at Actual FX ) Net Income / (Loss) (53) 205 Net interest (expense) / income 10 23 Taxation (42) (15) Operating Profit / (Loss) (85) 213 Adjustments 297 (26) Adjusted Operating Profit / (Loss) 212 187 Financial Reconciliation: FY 2022 & FY 2021 FY 2022 Notes: $290m impact from the exceptional provision related to anti-trust litigation and consumer protection claims  $6m impact from the exceptional provision related to a dispute over reimbursement of legal costs with a supplier $6m impact from exceptional consulting costs related to an additional listing in the US. ($5m) benefit related to the proceeds received from a Directors’ and Officers’ insurance reimbursement claim FY 2021 Notes: $1m benefit from a provision release related to a prior accrual for restructuring cost $12m benefit related to a Directors and Officers insurance reimbursement claim $18m benefit from a provision release related to DOJ matters ($24m) impact from increased provision from intellectual property related matters – ANDA Litigation ($1m) impact from the write-off of unamortized deferred financing cost related to the extinguishment and settlement of the previous term loan $20m benefit from the net gain on disposal of the TEMGESIC franchise and proceeds from the out license of nasal naloxone opioid overdose patents